UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DARDEN RESTAURANTS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022	Darden Restaurants, Inc. Annual Meeting of Shareholders and Proxy Statement

Wednesday, September 21, 2022 10:00 a.m., Eastern Time

Our Brands

August 8, 2022

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2022 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Wednesday, September 21, 2022, at 10:00 a.m., Eastern Time, online via the internet at www.virtualshareholdermeeting.com/DRI2022. All holders of our outstanding common shares as of the close of business on July 27, 2022, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will provide an opportunity during the meeting for discussion of each item of business and we anticipate responding to shareholder questions as described in this Proxy Statement. If you will need special assistance during the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-6789.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Eugene I. Lee, Jr.

Executive Chairman of the Board of Directors

Notice of 2022 Annual

Meeting of Shareholders

To be held on September 21, 2022

Annual Meeting of Shareholders

Date and Time: Wednesday, September 21, 2022 10:00 a.m., Eastern Time	Place: Online, via the internet at www.virtualshareholdermeeting.com/DRI2022	Record Date: Wednesday, July 27, 2022

Items of Business	How to Vote

Item  1. To elect a full Board of ten directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

Item  2. To obtain advisory approval of the Company’s executive compensation;

Item  3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2023;

Item  4. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 21, 2022: The accompanying Proxy Statement and our 2022 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. On August 8, 2022, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2022 Annual Report on Form 10-K.

	Internet by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice	Mail by completing, signing, dating and returning the proxy card
Telephone by telephone at the number shown on your proxy card and following the instructions on such proxy card (If you reside in the United States or Canada)

    During the Meeting

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Who Can Vote
You can vote during the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 27, 2022.
Date of Mailing
This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 8, 2022.
By Order of the Board of Directors
	Matthew R. Broad Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	DARDEN RESTAURANTS, INC. 1000 Darden Center Drive Orlando, Florida 32837

Proxy Statement for Annual Meeting of Shareholders to be held on September 21, 2022

The Board of Directors (the Board) of Darden Restaurants, Inc. (Darden, the Company, we, us or our) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 21, 2022. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 8, 2022. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix B to this document.

Proxy Statement Summary

This summary highlights certain information discussed in more detail in this Proxy Statement.

2022 Annual Meeting of Shareholders

Date & Time:	Wednesday, September 21, 2022, 10:00 a.m., E.T.

Location:	Online, via the internet at www.virtualshareholdermeeting.com/DRI2022

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation		Page Reference

Proposal 1. Election of Ten Directors from the Following Nominees:

- M. Shân Atkins

- Ricardo Cardenas

- Juliana L. Chugg

- James P. Fogarty

- Cynthia T. Jamison

- Eugene I. Lee, Jr.

- Nana Mensah

- William S. Simon

- Charles M. Sonsteby

- Timothy J. Wilmott

	Majority of Votes Cast	✓	For Each Nominee	p. 19

Proposal 2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	✓	For	p. 27

Proposal 3. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending May 28, 2023	Majority of Votes Cast	✓	For	p. 28

2022 Proxy Statement    1

About Darden

Darden is a full-service restaurant company, and as of May 29, 2022, we owned and operated 1,867 restaurants through subsidiaries in the United States and Canada under the Olive Garden®, LongHorn Steakhouse®, Cheddar’s Scratch Kitchen®, Yard House®, The Capital Grille®, Seasons 52®, Bahama Breeze®, Eddie V’s Prime Seafood® and The Capital Burger® trademarks.

Strategy Summary

Throughout fiscal 2022, our operating philosophy remained focused on strengthening the core operational fundamentals of the business by providing an outstanding guest experience rooted in culinary innovation, attentive service, engaging atmosphere, and integrated marketing. Darden enables each brand to reach its full potential by leveraging our scale, insights, and experience in a way that protects uniqueness and competitive advantages.

We manage our business organized around one core mission and one driving philosophy that keeps us focused on actions that will help us to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere, making every guest loyal.

A full-service restaurant company with …

1 Mission	Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.

4 Competitive Advantages	Significant Scale	●	Extensive Data & Insights	●	Rigorous Strategic Planning	●	Results- Oriented Culture

1 Driving Philosophy	Back-To-Basics
	Culinary Innovation & Execution	●	Attentive Service	●	Engaging Atmosphere	●	Integrated Marketing

8 Iconic Brands

2    Darden Restaurants, Inc.

Key Performance Highlights

Fiscal 2022

We finished fiscal 2022 in a position of strength, despite fiscal 2022 continuing to be impacted by the COVID-19 pandemic and wider macroeconomic instability. Despite the ongoing uncertainty in the global and national economy, we remain focused on driving profitable sales growth and managing the business for the long term. While the economic environment is uncertain, we believe that we are in a position of strength to navigate through it.

Our strength begins with our strategy. Our four competitive advantages of Significant Scale, Extensive Data & Insights, Rigorous Strategic Planning, and our Results-Oriented Culture position us well to successfully navigate any environment. We will continue to leverage our advantages, and our superior financial position, to make the right long-term investments in our business and execute against our strategy.

And our Back-to-Basics Operating Philosophy continues to guide us as we pursue our mission: “Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.”

We ended fiscal 2022 with the following key financial results:
Key Highlights

We invested in our great people, our team members, in many ways including:

Increasing the minimum hourly earnings for restaurant team members to $12, effective January 1, 2022, inclusive of income earned through gratuities. As a result, on average, our hourly team members earn more than $21 an hour, inclusive of income earned through gratuities.

We continued to invest in technology enhancements to improve the off-premise and in-restaurant guest experience, including mobile apps, internet ordering capabilities and tabletop ordering and payment options.

We served our communities with a focus on fighting hunger in fiscal 2022: we donated $2.0 million to Feeding America through the Darden Foundation, including providing ten additional mobile food trucks to local food banks with exceptionally high need, and contributed 4.2 million pounds of food through our Harvest program – amounting to 3.5 million meals.

2022 Proxy Statement    3

Director Highlights

10 Nominees

Each of our ten director nominees is committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence). We seek directors who have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity and also fosters diversity of thought. In 2021, we amended our Director Nomination Protocols to commit that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity. During fiscal 2022, we added two new members to our Board of Directors, including one additional woman and one additional person of color, enhancing the diversity of our Board.

Our Director Nominees

			Committee Memberships

Nominee and Primary Occupation	Age	Director Since	A	C	F	N

MARGARET SHÂN ATKINS Retired Co-Founder and Managing Director, Chetrum Capital LLC	65	2014	¡			¡

RICARDO CARDENAS President and Chief Executive Officer and Previous President and Chief Operating Officer, Darden Restaurants, Inc.	54	2022

JULIANA L. CHUGG Retired Executive Vice President and Chief Brand Officer, Mattel, Inc.	54	2022	¡			¡

JAMES P. FOGARTY CEO, FULLBEAUTY Brands, Inc.	54	2014		●	¡

CYNTHIA T. JAMISON Retired turnaround CFO	62	2014	●	¡	¡

EUGENE I. LEE, JR. Executive Chairman and Previous Chairman and CEO, Darden Restaurants, Inc.	61	2015

NANA MENSAH Chairman and Chief Executive Officer, ‘XPORTS, Inc.	70	2016		¡	●

WILLIAM S. SIMON Senior Advisor to KKR & Co.	62	2014	¡			●

CHARLES M. SONSTEBY Retired Vice Chairman, The Michaels Companies, Inc.	68	2014	¡	¡	¡	¡

TIMOTHY J. WILMOTT Retired Chief Executive Officer, Penn National Gaming, Inc.	64	2018		¡		¡

A = Audit        C = Compensation        F = Finance        N = Nominating and Governance        ● = Chair        ¡ = Member

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Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct, including the following highlights:

•	Our Board has a Lead Independent Director, and eight of our ten nominees for the Board are independent;

•	All directors are elected annually and we have a majority vote standard for uncontested elections;

•	All Board committees are composed of only independent directors;

•	The Board and committees conduct annual self-assessments;
•	The Board met in executive session at each of its quarterly meetings during fiscal 2022;

•	Directors and executive officers are subject to robust stock ownership requirements;

•	10 percent of shareholders can call a special meeting; and

•	We have no supermajority voting requirements.

Executive Compensation Highlights

Our fiscal 2022 compensation programs were designed to create a strong alignment between pay and performance for our executives. Highlights of our executive compensation programs include:

•	At the Company’s 2021 Annual Meeting, approximately 94.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and
•	Over 86 percent of our CEO’s and 75 percent of our other Named Executive Officers’ (NEOs) target total direct compensation for fiscal 2022 was tied to performance.

We have included a detailed Executive Summary in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Sustainability Highlights

We are committed to protecting our planet for future generations and sourcing food with care.

Darden’s current key Sustainability areas of focus are:

Protecting our Planet	With more than 1,850 restaurant locations, we view conservation efforts at our restaurants as the first line of action in managing climate risks and resource volatility.

To that end, we track and report to our management and the Board on the following metrics annually:

➢	Taking Action on Climate - Greenhouse gas (GHG) emissions (Scope 1 & 2)
➢	Energy – Average Usage per Restaurant
➢	Water – Average Usage per Restaurant
➢	Waste – Recycling Rate

We are committed to providing disclosure to our shareholders on these and other sustainability metrics. We disclose all of these metrics on our corporate website, www.darden.com, and we include the GHG emissions in our annual report on Form 10-K.

2022 Proxy Statement    5

Climate Change

Climate change is a significant global challenge. As a business, we must prepare for both the risks and opportunities of a changing climate.

In fiscal 2022 Darden engaged with experts to assess the impacts of our entire value chain, including upstream suppliers and downstream impacts. The results will inform strategy and action in the areas of energy, GHG emissions, waste and water. Operational metrics are reported on our website, www.darden.com.

To help us manage climate risk, we are committed to:

•

Measuring and reporting our Scope 3 GHG emissions by the end of fiscal 2022. This is in addition to Scope 1 & 2 emissions from US owned and operated restaurants, which we already report publicly on our website, www.darden.com, and in our annual report on Form 10-K.

Fiscal 2022 update: We engaged with experts to conduct an initial measurement of our Scope 3 emissions for a representative, pre-Covid fiscal year (FY19). Details on our Scope 3 GHG emissions footprint are reported on our website, www.darden.com.

•	Aligning our climate approach to the Task Force on Climate-related Financial Disclosures (TCFD) by creating a framework that covers Governance, Strategy, Risk Management, and Metrics & Targets.

Fiscal 2022 update: As a first step toward this commitment, in fiscal 2022 Darden worked with an external consultant to assess our current emissions reporting and governance compared to TCFD recommendations. This work will enhance cross-department understanding of climate risks and opportunities and enable us to improve climate change management.

To help us tackle the climate impacts of our business, we have committed to:

•	Creating a strategy to address Scope 1 & 2 GHG emissions with the goal of achieving 100% renewable energy for our US-based, owned and operated restaurants.

Fiscal 2022 update: Throughout fiscal 2022, Darden engaged with experts and energy providers on opportunities to source renewable energy for our operations.

Sourcing Food with Care

We lead in food safety and quality while also caring for farm animals and holding our suppliers to our Food Principles. We know that where our ingredients come from and how they are grown are integral elements in the recipe for preparing great food for our guests. Darden’s Food Principles are our foundation for sourcing food for our guests sustainably.

Darden takes animal welfare very seriously. A key tenet of our approach is to work with protein suppliers who are committed to the improvement of animal welfare. We have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. Our Animal Welfare Policy defines Darden’s position and outlines our approach and strategy in this area.

In 2019, we established an Animal Welfare Council, which unites a cross-functional group of academics and thought leaders in the care of animals in food supply chains. This group is supporting Darden in our continued efforts to improve animal welfare outcomes and, most recently, started to map out a framework and process for working with chicken suppliers on key welfare areas, including medically important antibiotic usage.

6    Darden Restaurants, Inc.

In fiscal 2022, Darden engaged the majority of its poultry suppliers through a supplier survey to better understand current animal welfare and antibiotics positioning and practices. We have started to translate those learnings and develop a pilot program aiming to further test and define our outcome-based approach.

Additional measures we take to ensure best practices in our food sourcing include:

➢	We require third-party audits to ensure that our Animal Welfare Policy is upheld by suppliers producing our animal products.

➢	We manage our suppliers by:

•	Conducting rigorous evaluations to verify food safety procedures and product quality.

•	Holding all partners accountable to our Supplier Code of Conduct.

•	Assigning our Total Quality team and third-party partners to perform ongoing audits every year to ensure food safety and product quality.

➢	Restaurant leaders are thoroughly trained on our robust food safety and restaurant cleanliness practices and conduct in-depth walk-throughs twice each day.

➢	We use a third-party partner to conduct quarterly inspections at every restaurant to validate our strict food safety protocols.

Please visit the Our Impact section of our website at www.darden.com for updates on our animal welfare efforts.

Inclusion and Diversity Highlights

At Darden, everyone is welcome to a seat at our table.

Our History Shapes Our Commitment

When our founder Bill Darden opened his first restaurant in 1938, he employed anyone willing to work hard, work smart and grow with the company – without regard to race, gender or background.

Ensuring an inclusive and diverse workplace is at the very heart of Darden and our brands. We are strengthened by a diversity of cultures, perspectives, attitudes and ideas. We honor each other’s heritage and uniqueness. We prioritize our inclusion and diversity efforts not just because it is the right thing to do – but because it makes us better. It leads to innovation of thought, fuels our growth as a company and creates great places to work for our team members. Our strategy to uphold our founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment.

2022 Proxy Statement    7

The Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the Company’s workforce. We have added detailed human capital metrics to our annual report on Form 10-K and to our corporate website. We have also added our EEO-1 data to our corporate website disclosure. Some key inclusion and diversity highlights are set forth below.

Our Team (as of year-end fiscal 2022 unless otherwise indicated)

Our strategy to uphold our founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment. We report details about these strategic initiatives on our corporate website.

Advance Workplace Diversity	Create an Inclusive Environment	Build on Our Commitment

✓  Increase our pipeline of diverse leaders

✓  Ensure all levels of our team reflect the diversity of our talent in our industry and communities

✓  Expand inclusive hiring and development best practices across all our brands

✓  Expand inclusion and diversity awareness and training to all team member populations

✓  Equip all leaders with the tools and resources to foster an inclusive environment for team members and guests

✓  Utilize Employee Resource Groups to engage, retain and advance our team

✓ Make a positive impact in the communities we serve ✓ Continue to invest in diverse suppliers

8    Darden Restaurants, Inc.

Corporate Governance and Board Administration

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. The Company’s corporate governance structure is designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices. Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Shareholder Communication Procedures, Codes of Business Conduct and Ethics and Insider Trading Policy. You can access these documents at www.darden.com under Investors — Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholder upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Codes of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and executive officers;

2022 Proxy Statement    9

•	Human capital management;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Compensation Committee; and

•

An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the independent directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•	Limit the number of other public company boards, in addition to Darden, on which directors may serve to not more than four, except when the full Board determines that special circumstances exist;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company;

•

Require the Nominating and Governance Committee to annually review the directors’ time commitments, considering other public company board memberships and leadership roles, including service as chairman of the board, lead independent director or other equivalent role of any public company, before recommending directors for election to the Board, and to conduct individual evaluations of the time commitments of members who serve on four or more total public company boards; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the NYSE Rules) of the New York Stock Exchange (NYSE). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The NYSE Rules and Rule 10C-1 under the Exchange Act provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the

10    Darden Restaurants, Inc.

independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Lee and Mr. Cardenas, who are employed by the Company, eight of the ten nominees (Mmes. Atkins, Chugg and Jamison and Messrs. Fogarty, Mensah, Simon, Sonsteby and Wilmott) have no direct or indirect material relationship with us (other than their service as directors) and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2022.

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. A director may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. Only those directors that meet the requirements for designation as a “qualified director” under the Florida Business Corporation Act will participate in the approval of an Interested Transaction. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement (or that would have been so reported if the executive officer was a “named executive officer” as that term is defined in the rules of the Securities and Exchange Commission).

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

2022 Proxy Statement    11

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead, our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. On March 22, 2022, the Board voted to increase the size of the Board from eight to nine, and elected Ms. Chugg to fill the vacancy created by that increase. On December 15, 2021, the Board voted to increase the number of directors of the Company by one and elected Mr. Cardenas as a director, to be effective May 30, 2022. As a result of these changes, the Board currently consists of ten members, all of whom have agreed to stand for reelection at the 2022 Annual Meeting.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO may, in the judgment of the Board, be combined, and if the Chairman position is held by the CEO or another non-independent director, then the independent directors will choose a Lead Independent Director from among the independent directors. The Board believes that the decision as to whether the same person should serve in the roles of Chairman and CEO should be made by the Board, from time to time, in its business judgment after considering the relevant factors, including the specific needs of the business and the best interests of the shareholders. In December 2021, the Board voted to separate the roles of Chairman and CEO and elected Eugene I. Lee, Jr. to serve as the Executive Chairman of the Board effective May 30, 2022 and elected Ricardo Cardenas to serve as President and CEO and as a member of the Board of Directors, also effective on that date. Charles M. Sonsteby, who had served as Chairman from April 2016 to December 2020, was elected to serve as Lead Independent Director in December 2020 and continues in that role to this date. As Lead Independent Director, Mr. Sonsteby, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our Executive Chairman, Mr. Lee, brings Company and industry-specific experience and expertise. Our President and CEO, Mr. Cardenas also brings a long history of Company management experience and expertise to his new role. The Board also believes that the separation of the roles of Chairman and CEO at this time will allow the Company to continue to benefit from Mr. Lee’s decades of restaurant operating experience beyond his planned retirement from employment with the Company in

12    Darden Restaurants, Inc.

September 2022 and will ease the transition of leadership to Mr. Cardenas, who now is responsible for driving execution of the Company’s long-term strategy.

The Company’s Corporate Governance Guidelines provide that the Chairman will preside at meetings of the Board, except that the Lead Independent Director will preside at the Board’s executive sessions of independent directors. The Lead Independent Director approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, serves as liaison between the Chairman and the independent directors, has the authority to call meetings of the independent directors as he or she deems appropriate and is available for consultation and direct communications if requested by major shareholders. The Chairman and the Lead Independent Director perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The independent directors may meet without management present at any other times as determined by the Lead Independent Director.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. Upon initial election to the Board of Directors, the Company’s management conducts an orientation program of materials and briefing sessions to educate new directors about the Company’s business and other topics to assist them in carrying out their duties. Directors may also attend a variety of external continuing education programs of their own selection at the Company’s expense. In addition, the Board receives regular updates from management and external experts regarding new developments in corporate governance, legal developments or other appropriate topics from time to time.

2022 Proxy Statement    13

Board Role in Oversight of Risk Management

Full Board

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the full Board on the results of its discussions.

Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee

Oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor, mitigate and report those exposures. In addition to its other duties, the Audit Committee oversees the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Codes of Business Conduct and Ethics. The Audit Committee also oversees the Company’s enterprise risk management (ERM) process and the comprehensive assessment of key strategic financial, operational and regulatory risks identified by management, including cybersecurity and data protection risks. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

Provides oversight of the risks associated with the Compensation Committee responsibilities in its charter; reviews the Company’s incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

Oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short-term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion. The Finance Committee also reviews the adequacy of the insurance coverage on the Company’s assets.

Oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading; environmental and social responsibility; and reputational risk to the extent such risk arises from the topics under discussion.

14    Darden Restaurants, Inc.

Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (Compliance Office), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is our Code of Conduct that applies to all Company employees (Employee Code of Conduct). We also have a Code of Ethics for CEO and Senior Financial Officers (CEO and Senior Financial Officer Code of Ethics) that highlights specific responsibilities of our CEO and senior financial officers, and a Code of Business Conduct and Ethics for Members of the Board of Directors (the Board Code of Conduct, and together with the Employee Code of Conduct and the CEO and Senior Financial Officer Code of Ethics, our Codes of Business Conduct and Ethics). A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Codes of Business Conduct and Ethics are posted on our website at www.darden.com under Investors — Governance. We require all of our officers, director-level employees, and certain other employees to complete an annual training course and certification regarding compliance with the Employee Code of Conduct and other Company policies. Any amendment to, or waiver of, the Codes of Business Conduct and Ethics as they relate to a member of the Board of Directors, the CEO, the Chief Financial Officer, any senior financial officer or any executive officer listed in the “Stock Ownership of Management” section of this Proxy Statement will be disclosed promptly by posting such amendment or waiver on our website at www.darden.com under Investors — Governance.

We promote ethical behavior by encouraging our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Codes of Business Conduct and Ethics, we will not allow retaliation for reports made in good faith. We also provide a confidential hotline to allow employees to confidentially, anonymously report concerns regarding questionable accounting behavior. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

2022 Proxy Statement    15

Executive Officers of the Registrant

Our executive officers as of the date of this Proxy Statement are listed below.

Ricardo Cardenas, age 54

Our President and Chief Executive Officer since May 2022. Prior to that, Mr. Cardenas served as our President and Chief Operating Officer since January 2021 and Senior Vice President, Chief Financial Officer since 2016. He was Senior Vice President, Chief Strategy Officer of the Company from 2015 to 2016, prior to which he served as Senior Vice President, Finance, Strategy and Technology from 2014 to 2015. He was Executive Vice President of Operations for LongHorn Steakhouse from 2013 to 2014 and Senior Vice President of Operations for LongHorn Steakhouse’s Philadelphia Division from 2012 to 2013. He served as Senior Vice President of Finance for Red Lobster, which the Company previously owned, from 2010 to 2012. Mr. Cardenas originally joined the Company in 1984 as an hourly employee and served in various positions of increasing responsibility, including Vice President of Finance for Olive Garden, prior to the positions described above.

Matthew R. Broad, age 62

Our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since 2015. Prior to joining Darden, he served as Executive Vice President, General Counsel and Chief Compliance Officer for OfficeMax, Incorporated from 2004 to 2013. Prior to that, he was Associate General Counsel with Boise Cascade Corporation from 1989 to 2004.

Todd A. Burrowes, age 59

Our President, LongHorn Steakhouse since 2015. He rejoined the Company after serving as President, Ruby Tuesday Concept and Chief Operations Officer of Ruby Tuesday, Inc. from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations for LongHorn Steakhouse from 2008 until 2013. He joined the Company in 2002 as Regional Manager of LongHorn Steakhouse before being promoted to Director of Management Training. In 2004, he was promoted to Regional Vice President of Operations for LongHorn Steakhouse.

Susan M. Connelly, age 51

Our Senior Vice President, Chief Communications and Public Affairs Officer since 2019. She served as Senior Vice President, Communications and Corporate Affairs from 2015 to 2019. She joined the Company in 2007 as Director, State and Local Government Relations and was promoted to Vice President, Government Relations in 2014.

16    Darden Restaurants, Inc.

Daniel J. Kiernan, age 61

Our President, Olive Garden since 2018, prior to which he was our Executive Vice President of Operations for Olive Garden since 2011. He began his career with Olive Garden in 1992 as a Manager in Training and has held a series of roles of increasing responsibility with Olive Garden, serving as a General Manager from 1993 to 1994, as Director of Operations from 1994 to 2002, as Senior Vice President of the Chicago Division from 2002 to 2008 and as Senior Vice President, Operations Excellence from 2008 to 2011.

Sarah H. King, age 52

Our Senior Vice President, Chief People and Diversity Officer since May 2021, prior to which she served as Senior Vice President, Chief Human Resources Officer since 2017. Prior to joining Darden, Sarah spent 19 years with Wyndham Worldwide Corporation in various human resources leadership positions worldwide. Most recently, from 2010 through 2017, she served as Executive Vice President, Human Resources for Wyndham Vacation Ownership.

John W. Madonna, age 46

Our Senior Vice President, Corporate Controller since 2016, prior to which he served as our Senior Vice President, Accounting since 2015. Prior to that, he was a Director in Corporate Reporting from 2010 through 2013 when he was promoted to Senior Director, Corporate Reporting and then to Vice President of Corporate Reporting in 2014. During 2009 he served the LongHorn Steakhouse team in 2009 as Manager, Financial Planning & Analysis. He joined the Company in 2005 as Manager, Corporate Reporting.

M. John Martin, age 62

Our President, Specialty Restaurant Group since August 2020. Prior to that appointment, he served as President of Seasons 52 since 2018, President of Eddie V’s since 2014 and President of The Capital Grille since 2004. He joined The Capital Grille in 1990 and held several positions of increasing responsibility before being promoted to Vice President of Operations in 2001.

Douglas J. Milanes, age 59

Our Senior Vice President, Chief Supply Chain Officer since 2015, prior to which he served as Senior Vice President, Purchasing since 2013. Prior to joining Darden, Doug served as Vice President, Global Procurement and Operations for Pfizer Inc. from 2008 to 2012 and as Chief Financial Officer for Pfizer’s Capsugel Division from 2005 to 2008.

2022 Proxy Statement    17

Richard L. Renninger, age 55

Our Senior Vice President, Chief Development Officer since 2016. Prior to joining Darden, he was Chief Development Officer for First Watch Restaurants, Inc., from 2012 to 2016. Prior to that, he served as Executive Vice President & Chief Development Officer for OSI Restaurant Partners (now Bloomin’ Brands, Inc.) from 2008 to 2012 and their Senior Vice President of Real Estate and Development from 2005 to 2008. Prior to joining OSI, he served as Vice President of Real Estate for RARE from 2002 to 2005.

Rajesh Vennam, age 47

Our Senior Vice President, Chief Financial Officer and Treasurer since January 2021. Prior to that, he served as Senior Vice President, Corporate Finance and Treasurer of the Company since September 2020. He served as Senior Vice President, Finance and Analytics from May 2016 through September 2020. From November 2014 through May 2016, Mr. Vennam served as Vice President, Financial Planning and Analysis and Investor Relations for The Fresh Market, Inc., a specialty grocery retailer which during the period of Mr. Vennam’s service was publicly traded on the NASDAQ exchange. From 2013 to 2014, Mr. Vennam served in a variety of roles at Red Lobster, ultimately serving as Senior Vice President of Financial Planning & Analysis and Treasury of Red Lobster Hospitality, LLC, the entity to which the Company sold its Red Lobster restaurants in 2014. From 2010 through 2013, Mr. Vennam served as Director of Financial Planning & Analysis for LongHorn Steakhouse. Mr. Vennam joined the Company in 2003 and served in a variety of positions of increasing responsibility, including as a Manager of Treasury prior to the positions described above.

18    Darden Restaurants, Inc.

PROPOSALS TO BE VOTED ON

Proposal 1

Election of Ten Directors from the Named Director Nominees

Our Board of Directors currently has ten members, and each director stands for election every year. The Nominating and Governance Committee believes that a ten member Board of Directors is currently appropriate for Darden. In keeping with good governance practices, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate. The Board increased its size and added two new members during fiscal 2022. In December 2021, the Board of Directors voted to add Mr. Cardenas to the Board upon his election to the role of President and Chief Executive officer, effective May 30, 2022. In March 2022, The Board of Directors further increased its size to add Ms. Chugg as a Director. Ms. Chugg was elected by the board following an extensive board search, utilizing the services of an outside search firm.

The following ten director nominees are standing for election at this 2022 Annual Meeting of Shareholders to hold office until the 2023 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated at the recommendation of our Nominating and Governance Committee and all have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

✓	Your Board recommends that you vote FOR each of the nominees to the Board.

2022 Proxy Statement    19

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each nominee, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s mission is to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. This mission is supported by our core values of integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

Board Summary

10 Nominees

Our board’s composition reflects our core value of inclusion and diversity along many metrics of diversity, reflecting racial and ethnic diversity, gender diversity and a wide diversity of areas of expertise and experience, as reflected in the graphics below.

Independence	Racial/Ethnic Diversity	Gender Diversity	Tenure

20    Darden Restaurants, Inc.

BOARD EXPERIENCE AND EXPERTISE MATRIX

OPERATIONAL AND FUNCTIONAL EXPERIENCE AND EXPERTISE

Restaurant Industry	¡	●		¡	●	●	●	●	●	¡

Retail or Hospitality Operations	●	●	●	●	●	●	●	●	●	¡

Consumer Marketing/Brand Building	●	¡	●	●		●	●	●	¡	¡

Information Technology / Cybersecurity	¡	●		●	●			●	¡	●

Supply Chain/Logistics	¡		¡	¡		¡		●	●

Real Estate Development		¡		¡		●	¡	¡	¡	¡

Franchising	¡			¡	●	¡	●	¡	●

Mergers and Acquisitions/Business Development	●	●		●	¡	¡	●	●	●	●

Corporate Governance	●		¡		●		¡	¡	●	¡

International Operations	¡		¡	¡			●	●	●

Finance and Accounting	●	●		●	●				●	¡

Human Resources / Human Capital Management	¡		●	¡	¡	¡	¡		¡	●

Legal					¡				¡

Public Policy								¡	¡	¡

Social and Environmental Responsibility	¡		¡						¡

● = Cornerstone element of career success                ¡ = Meaningful involvement during career, including directorships

2022 Proxy Statement    21

Biographies

MARGARET SHÂN ATKINS

Ms. Atkins is a retired consumer and retail executive. She was most recently Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she held from 2001 through 2017. Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer where she was promoted to Executive Vice President in 1999, and fourteen years with Bain & Company, an international management consultancy, where she was a leader in the global consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois). She also holds the highest level of certification as a professional director in both the USA (NACD.DC) and Canada (ICD.D).

Current Public Directorships:

•  SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, since 2003

•  Aurora Cannabis, Inc., one of the world’s largest and leading cannabis companies, since 2019

Prior Public Board Service Within the Past Five Years:

•  SunOpta, Inc., a North American manufacturer of natural and organic food products, from 2014 to 2019

•  LSC Communications, Inc., a leading provider of long and short-run printing services to the book, catalog and magazine publishing industries, from 2016 to 2021

Qualifications:

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

Age 65	Tenure 7
Independent Director Director since 2014
Darden Committees: • Audit • Nominating and Governance

RICARDO (RICK) CARDENAS

Mr. Cardenas was named President and Chief Executive Officer and elected to the Board of Directors effective May 2022. Prior to that, Mr. Cardenas served as our President and Chief Operating Officer since January 2021 and Senior Vice President, Chief Financial Officer since 2016. He was Senior Vice President, Chief Strategy Officer of the Company from 2015 to 2016, prior to which he served as Senior Vice President, Finance, Strategy and Technology from 2014 to 2015. He was Executive Vice President of Operations for LongHorn Steakhouse from 2013 to 2014 and Senior Vice President of Operations for LongHorn Steakhouse’s Philadelphia Division from 2012 to 2013. He served as Senior Vice President of Finance for Red Lobster, which the Company previously owned, from 2010 to 2012. Mr. Cardenas originally joined the Company in 1984 as an hourly employee and served in various positions of increasing responsibility, including Vice President of Finance for Olive Garden, prior to the positions described above.

Current Public Directorships:

•  Tractor Supply Company, an operator of retail farm and ranch stores, since 2019

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Cardenas is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

Age 54	Tenure 0.5
President and Chief Executive Officer Director since 2022
Darden Committees: • None

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JULIANA L. CHUGG

Ms. Chugg is the retired Executive Vice President and Chief Brand Officer of Mattel, Inc. a leading global toy company and owner of a portfolio of children’s and family entertainment franchises, a position she held from 2015 through 2018. Prior to that, she served as Partner of Noble Endeavors LLC during 2015. Ms. Chugg has also served in various leadership roles at General Mills, Inc. and its predecessor Pillsbury from 1996 through 2014, including serving as Senior Vice President of General Mills, Inc. and President of the Meals division from 2010 through 2014.

Current Public Directorships:

•  VF Corporation, one of the world’s largest apparel, footwear and accessories companies, since 2009

Prior Public Board Service Within the Past Five Years:

•  Kontoor Brands, Inc., a global lifestyle apparel company, from 2019 through 2021

•  Caesars Entertainment Corporation, a global leader in gaming and hospitality, from 2018 through 2020

Qualifications:

The Nominating and Governance Committee concluded that Ms. Chugg is qualified and should serve, in part, because of her retail and food industry brand management, marketing, operations and strategic planning expertise, and public-company director experience.

Age 54	Tenure 0.5
Independent Director Director since 2022
Darden Committees: • Audit • Nominating and Governance

JAMES P. FOGARTY

Mr. Fogarty has been the CEO at FULLBEAUTY Brands, Inc., a privately-held branded multi-channel retailer focused on fashion apparel and home goods for plus-sized women and men, since June 2019. Previously, he was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from 2011 until its sale in 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through 2015. Prior to that, Mr. Fogarty was a private investor from 2010 to 2011. From 2009 until 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from 1994 until 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from 2008 until 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America, from 2005 through 2008, CFO of Levi Strauss & Co., a brand-name apparel company, from 2003 until 2005, and from 2001 through 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Assertio Therapeutics, Inc. (formerly known as Depomed Inc.), a specialty pharmaceutical company, Chairman of the Board from 2016 to 2020 through its merger with Zyla Life Sciences

Qualifications:

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

Age 54	Tenure 7
Independent Director Director since 2014
Darden Committees: • Compensation (Chairperson) • Finance

2022 Proxy Statement    23

CYNTHIA T. JAMISON

Ms. Jamison is a retired turnaround CFO. She most recently served as CFO of AquaSpy, Inc. from 2010 to 2013. Prior to AquaSpy she held six other CFO and/or COO roles in both public and private companies as a Partner with Tatum, LLC, an executive services firm focusing exclusively on providing interim CFO Services to public and private equity companies. She also led the CFO Practice at Tatum for four years where she had responsibility for over 300 CFO Partners and sat on the firm’s Operating Committee. Prior to joining Tatum, she served as CFO of Chart House Enterprises, a publicly traded restaurant company, from 1998-1999 and previously held various executive positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She holds the designation of Certified Public Accountant (Illinois); in addition, she is an NACD Fellow and a frequent faculty member at NACD Master Classes.

Current Public Directorships:

•  Tractor Supply Company (Non-Executive Chairman), an operator of retail farm and ranch stores, director since 2002

•  The ODP Corporation, parent of Office Depot, Inc., a global supplier of office products and services, since 2013

•  Big Lots, Inc. (Non-Executive Chairman), a discount retailer, director since 2015

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, as well as her senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

Age 62	Tenure 7
Independent Director Director since 2014
Darden Committees: • Audit (Chairperson) • Compensation • Finance

EUGENE I. LEE, JR.

Mr. Lee was named Executive Chairman of the Board of Directors effective May 2022 after serving as Chairman of the Board since January 2021 and the Company’s President and CEO since 2015. Mr. Lee intends to retire from employment with the Company effective upon the 2022 Annual Meeting of Shareholders, after which he expects to continue serving as a non-employee member of the Board of Directors if he is re-elected. Previously, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014. He served as President, Specialty Restaurant Group from our acquisition of RARE from 2007 to 2013. Prior to the acquisition, he served as RARE’s President and COO from 2001 to 2007. From 1999 until 2001, he served as RARE’s Executive Vice President and COO.

Current Public Directorships:

•  Advance Auto Parts, Inc. (independent Chair of the Board), a leading automotive aftermarket parts provider in North America, director since 2015

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

Age 61	Tenure 6
Executive Chairman Director since 2015
Darden Committees: None

24    Darden Restaurants, Inc.

NANA MENSAH

Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States, since 2005, and previously served as Chief Executive Officer during 2003 and from 2000 through 2002. He has extensive experience as a restaurant operations executive including serving as the Chief Operating Officer of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from 2003 to 2004, and as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold in 1999. Additionally, Mr. Mensah has served as President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Reynolds American, Inc., the parent company of R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, and of other companies that manufacture or sell tobacco, smokeless tobacco, nicotine replacement therapy and digital vapor products, from 2004 to 2017

Qualifications:

The Nominating and Governance Committee concluded that Mr. Mensah is qualified and should serve, in part, because of his extensive experience in the restaurant industry, including operating, turnaround, international and mergers and acquisitions and his experience as a public company director.

Age 70	Tenure 5
Independent Director Director since 2016
Darden Committees: • Compensation • Finance (Chairperson)

WILLIAM S. SIMON

Mr. Simon has been Senior Advisor to KKR & Co., an investment firm, since 2014, and President of WSS Venture Holdings, LLC, a consulting and investment company, since 2014. Mr. Simon is the former Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and former President and CEO of Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from 2010 to 2014. Mr. Simon also served as Executive Vice President and COO of Walmart U.S. from 2007 to 2010 and Executive Vice President of Professional Services and New Business Development from 2006 to 2007. Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company. Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

Current Public Directorships:

•  Equity Distribution Acquisition Corp., a special purpose acquisition company, since 2020

•  HanesBrands Inc., a global manufacturer of apparel, since 2021

Prior Public Board Service Within the Past Five Years:

•  Anixter International, Inc., a global distributor of communication and security products, electrical wire and cable, from 2019 to 2020

•  Chico’s FAS, Inc., an apparel retailer, from 2016 to 2021

•  GameStop Corp., a global video game retailer, from 2020 to 2021

•  Academy Sports and Outdoors, Inc., a premier sports, outdoor and lifestyle retailer, from 2020 to 2021

Qualifications:

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

Age 62	Tenure 9
Independent Director Director since 2014; previously served from 2012 until 2014 and rejoined in October 2014
Darden Committees: • Audit • Nominating and Governance (Chairperson)

2022 Proxy Statement    25

CHARLES M. SONSTEBY

Mr. Sonsteby is the retired Vice Chairman of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., a role he held from June 2016 until his retirement in October 2017. He had served as CFO and Chief Administrative Officer of that company and its predecessor from 2010 to 2016. Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from 2001 to 2010. He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.

Current Public Directorships:

•  Valvoline, Inc., a producer and distributor of industrial and automotive lubricants and automotive chemicals, since 2016

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

Age 68	Tenure 7
Lead Independent Director Director since 2014
Darden Committees: None

TIMOTHY J. WILMOTT

Mr. Wilmott is the retired Chief Executive Officer of Penn National Gaming, Inc., an operator or owner of gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment, a role he held from 2013 until his retirement in December 2019. Prior to that, Mr. Wilmott served as President and Chief Operating Officer from 2008 to 2013. Prior to joining Penn National Gaming, Mr. Wilmott served as Chief Operating Officer of Harrah’s Entertainment, Inc. (now Caesars Entertainment, Inc.) from 2003 through 2007 and Division President, Eastern Division from 1997 to 2003. Prior to that, Mr. Wilmott held various management positions at Harrah’s properties from 1988 through 1997.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Penn National Gaming, Inc., from 2014 to 2019

Qualifications:

The Nominating and Governance Committee concluded that Mr. Wilmott is qualified and should serve, in part, because of his entertainment business operations and executive leadership experience, and his experience as a public company director.

Age 64	Tenure 3
Independent Director Director since 2018
Darden Committees: • Compensation • Nominating and Governance

26    Darden Restaurants, Inc.

Proposal 2

Advisory Approval of the Company’s Executive Compensation

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2022, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

✓	Your Board recommends that you vote FOR approval of the foregoing resolution.

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Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending May 28, 2023. KPMG has served as our independent registered public accounting firm continuously since 1996.

The Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•	Recent and historical KPMG audit performance;

•	The relevant experience, expertise and capabilities of KPMG and our specific audit engagement team in relation to the nature and complexity of our business;

•	A review of KPMG’s independence and internal quality controls;

•

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (PCAOB);

•	The appropriateness of KPMG’s fees for audit and non-audit services; and

•	The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In order to assure continuing auditor independence, in conjunction with the assessment above and the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are involved when the selection of a new lead engagement partner is required. In addition, the Audit Committee is responsible for the audit fee negotiations with KPMG.

Based on its annual review, the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be in attendance online at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

✓	Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2023.

28    Darden Restaurants, Inc.

Meetings of the Board of Directors and its Committees

Board of Directors

Meetings. At the 2021 Annual Meeting, the following eight directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, James P. Fogarty, Cynthia T. Jamison, Eugene I. Lee, Jr., Nana Mensah, William S. Simon, Charles M. Sonsteby and Timothy J. Wilmott. On March 22, 2022, the Board of Directors voted to increase the size of the Board to nine members and elected Juliana L. Chugg as a director. On December 15, 2021, the Board of Directors voted to elect Ricardo Cardenas to become President and Chief Executive Officer, to increase the size of the Board by one and elect Mr. Cardenas as a director, all effective May 30, 2022, resulting in a board of ten members as of the date hereof. During the fiscal year ended May 29, 2022, the Board met five times. For the period of his or her Board service in fiscal 2022, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investors — Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Lead Independent Director. Communications may be sent in writing or via email to: Charles M. Sonsteby, Lead Independent Director, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Independent Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Independent Director without instruction from the Lead Independent Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Independent Director. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investors — Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence) and have an inquisitive and objective perspective, practical wisdom,

2022 Proxy Statement    29

mature judgment and a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness.

When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee will ensure that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year who was then in office attended the 2021 Annual Meeting.

30    Darden Restaurants, Inc.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investors — Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of five members: Ms. Jamison as the Chair and Mses. Atkins and Chugg and Messrs. Simon and Sonsteby as members.

The Board has determined that Mses. Atkins and Jamison and Messrs. Simon and Sonsteby are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2022 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements and our internal controls over financial reporting;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Some of the Audit Committee’s specific responsibilities include the following:

•

Review and discuss the Company’s unaudited quarterly and audited annual financial statements with management and the independent auditor prior to filing the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, respectively;

•	Review with management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;

•	Directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;

•	Pre-approve all non-audit services to be performed by the independent auditor, in accordance with the policy regarding such pre-approval adopted by the Audit Committee;

•	At least annually consider the independence of the independent auditor;

•

Oversee the Company’s enterprise risk management process and review and evaluate the policies and practices developed and implemented by management with respect to risk assessment and risk management; and

2022 Proxy Statement    31

•

Establish procedures for receipt, retention and treatment of complaints received by the Company on accounting, internal controls over financial reporting or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding accounting or auditing matters.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of five members: Mr. Fogarty as the Chair and Ms. Jamison and Messrs. Mensah, Sonsteby and Wilmott as members.

The Compensation Committee met five times during fiscal 2022. The primary responsibilities of our Compensation Committee include the following:

•

Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•

Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•

Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);

•

Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•

Annually review and approve the performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;

32    Darden Restaurants, Inc.

•

Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•

Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;

•

Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;

•

Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•

Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•	Establish, terminate, amend or modify Company’s employee benefit plans or programs; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its powers under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the 2015 Plan), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Internal Revenue Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Service, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2022 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision-making process.

Finance Committee. The Finance Committee consists of four members: Mr. Mensah as the Chair and Ms. Jamison and Messrs. Fogarty and Sonsteby as members.

The Finance Committee met three times during fiscal 2022. The primary responsibilities of our Finance Committee are to:

•	Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics,

2022 Proxy Statement    33

and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•

Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•

Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

•	Review material banking relationships and lines of credit;

•	Review the adequacy of the insurance coverage on the Company’s assets;

•	Review, to the extent material, the financial impact to the Company of existing and proposed compensation and employee benefit programs; and

•	Periodically assess the effectiveness of the Company’s investor relations program and its interaction with the research analyst community.

Nominating and Governance Committee. The Nominating and Governance Committee consists of five members: Mr. Simon as the Chair and Mses. Atkins and Chugg and Messrs. Sonsteby and Wilmott as members.

The Nominating and Governance Committee met six times during fiscal 2022. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•

Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•

Review each director’s time commitments, considering other public company board memberships and leadership roles, and determine whether or not each director has adequate time to commit to their responsibilities as a director;

•	Recommend to the Board the membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;

34    Darden Restaurants, Inc.

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•

Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken;

•	Reviewing and assessing the Company’s environmental and social responsibility policies, goals and programs and making recommendations to management based on such review and assessment; and

•

Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

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Director Compensation

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant share-based awards to directors. Currently, grants of share-based awards to directors are made from the 2015 Plan. All of our non-employee directors have been determined by the Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines. Mr. Lee intends to retire from employment at the Company as of the date of the 2022 Annual Meeting of Shareholders, and after his retirement, he will be considered “not independent” due to his previous employment as an executive officer of the Company.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program and recommends any changes to the Board for approval. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

Our current Director Compensation Program, which has been in effect since September 2021, is set forth below.

Directors receive the following compensation amounts in accordance with each of the roles in which they serve on the Board:

All directors:	An annual cash retainer of $95,000.

An annual equity grant, which will be paid 100 percent in the form of restricted stock units (RSUs) and will have a fair market value of $160,000 at the date of grant.

Committee Chairs:	An annual cash retainer of:

Audit	$30,000

Compensation	$20,000

Nominating and Governance	$20,000

Finance	$15,000

Committee Members:	An annual cash retainer of:

Audit	$15,000

Compensation	$10,000

Nominating and Governance	$10,000

Finance	$7,500

Lead Independent Director:	An annual equity grant, which will be paid 100 percent in the form of RSUs and will have a fair market value of $50,000 at the date of grant.

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, immediately vested RSUs of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividend equivalents on such RSUs.

36    Darden Restaurants, Inc.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. The annual cash retainers and equity grants are pro-rated for directors who serve only a portion of the fiscal year.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 29, 2022, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2022 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2022, the amount of fees earned or paid in cash, stock awards granted and all other compensation for his or her service in fiscal 2022. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
M. Shân Atkins	116,868	159,940	—	—	—	—	276,808
Juliana L. Chugg	22,747	79,992	—	—	—	—	102,739
James P. Fogarty	119,368	159,940	—	—	—	—	279,308
Cynthia T. Jamison	139,368	159,940	—	—	—	—	299,308
Nana Mensah	116,868	159,940	—	—	—	—	276,808
William S. Simon	126,868	159,940	—	—	—	—	286,808
Charles M. Sonsteby	136,717	209,997	—	—	—	—	346,714
Timothy J. Wilmott	111,868	159,940	—	—	—	—	271,808

(1)	Includes all fees earned, including annual Board retainer, Lead Independent Director retainer, committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or RSUs. The RSUs granted in lieu of cash fees are immediately vested, however the settlement of the RSUs may be deferred. Amounts received as RSUs in lieu of cash fees were as follows: Ms. Chugg, 180 units with a market value of $22,687; Mr. Sonsteby, 149 units with a market value of $20,371; Mr. Wilmott, 797 units with a market value of $111,750. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)

Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718) for fiscal 2021. The stock award is delivered in RSUs which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Upon joining the Board, Ms. Chugg received an annual RSU award of 606 units on March 22, 2022 with a fair market value of $79,992 based on the closing price of our common stock ($132) on the NYSE on March 22, 2022. Mr. Sonsteby, as Lead Independent Director, received an annual RSU award of 1,397 units on

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September 22, 2021 with a fair market value of $209,997 based on the closing price of our common stock ($150.32) on the NYSE on September 22, 2021. All other directors received an annual RSU award of 1,064 units on September 22, 2021 with a fair market value of $159,940 based on the closing price of our common stock ($150.32) on the NYSE on September 22, 2021. Except for Messrs. Fogarty, Mensah and Simon, all other directors chose to defer the settlement date for issuance of stock under these RSUs.

The aggregate number of shares subject to outstanding stock-based awards as of May 29, 2022 for each director is provided in the table below:

	Outstanding Awards

Name	Stock Options	Restricted Stock Units
M. Shân Atkins	—	10,907
James P. Fogarty	3,123	9,034
Juliana L. Chugg	—	786
Cynthia T. Jamison	—	12,829
Nana Mensah	—	6,842
William S. Simon	—	1,064
Charles M. Sonsteby	—	15,407
Timothy J. Wilmott	—	8,239

(3)

The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

38    Darden Restaurants, Inc.

Stock Ownership of Management

This table shows the beneficial ownership of our common shares as of May 29, 2022 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 29, 2022. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
M. Shân Atkins	12,557	*
Todd A. Burrowes	81,394	*
Ricardo Cardenas	160,962	*
Juliana L. Chugg	2,105	*
James P. Fogarty	28,722	*
Cynthia T. Jamison	18,726	*
Eugene I. Lee, Jr.	400,706	*
M. John Martin	48,675	*
Nana Mensah	6,355	*
William S. Simon	7,948	*
Charles M. Sonsteby	39,375	*
Rajesh Vennam	14,675	*
Timothy J. Wilmott	24,269	*
All directors and executive officers as a group (20 persons)	1,149,577	*

*	Less than one percent.

(1)

Includes common shares subject to stock options exercisable within 60 days of May 29, 2022, as follows: Mr. Burrowes, 35,957; Mr. Cardenas, 108,423; Mr. Fogarty, 3,123; Mr. Lee, 110,734; Mr. Martin, 32,167; Mr. Vennam, 10,062; and all directors and executive officers as a group, 512,682 shares.

Includes RSUs awarded to directors and RSUs and PSUs awarded to executives that will settle in stock and that are vested or will vest within 60 days of May 29, 2022, as follows: Ms. Atkins, 9,843; Mr. Burrowes, 6,959; Mr. Cardenas, 9,887; Ms. Chugg, 180; Mr. Fogarty, 7,970; Ms. Jamison, 11,765; Mr. Lee, 67,492; Mr. Martin, 5,016; Mr. Mensah, 5,778; Mr. Sonsteby, 14,010; Mr. Vennam, 1,601; Mr. Wilmott, 7,175; and all directors and executive officers as a group, 175,185 shares.

(2)

For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and RSUs and PSUs settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 29, 2022, plus (ii) the number of shares underlying options exercisable within 60 days and RSUs and PSUs described in footnote 1 above held by just that individual or group.

2022 Proxy Statement    39

Employee, Officer and Director Hedging

Under the terms of the Company’s Insider Trading Policy, no officer, employee or member of the Board of Directors of the Company should engage in short-term or speculative transactions in the Company’s securities. Short sales and transactions in publicly traded puts, calls or other derivative securities based on the Company’s securities are prohibited for all employees, officers, and members of the Board of Directors. Insiders, including the Company’s Board of Directors, executive officers and certain other employees designated by the General Counsel from time to time, are also prohibited from all other hedging transactions and are prohibited from pledging Company securities or holding such securities in a margin account. The full terms of the Company’s Insider Trading Policy are available on our website at www.darden.com.

40    Darden Restaurants, Inc.

Stock Ownership of Principal Shareholders

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 29, 2022. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Capital World Investors 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	16,040,321	(3)	12.94%
Capital International Investors 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	15,037,975	(4)	12.12%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,011,265	(5)	11.30%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,652,000	(6)	6.98%

(1)

“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly, but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figures reported are expressed as a percentage of the total of 123,946,313 common shares outstanding on May 29, 2022.

(3)

Based on a Schedule 13G filed February 14, 2022, as of December 31, 2021, Capital World Investors beneficially owned an aggregate of 16,040,321 shares, and had sole power to vote 16,028,436 shares and sole dispositive power over 16,040,321 shares.

(4)

Based on a Schedule 13G filed February 14, 2022, as of December 31, 2021, Capital International Investors beneficially owned an aggregate of 15,037,975 shares, and had sole power to vote 15,015,418 shares and sole dispositive power over 15,037,975 shares.

(5)

Based on a Schedule 13G/A filed February 9, 2022, as of December 31, 2021, The Vanguard Group, Inc. beneficially owned an aggregate of 14,011,265 shares, and had sole power to vote 0 shares, shared voting power to vote 215,006 shares, sole dispositive power over 13,465,562 shares, and shared dispositive power over 545,703 shares

(6)

Based on a Schedule 13G/A filed February 1, 2022, as of December 31, 2021, BlackRock, Inc. beneficially owned an aggregate of 8,652,000 shares, and had sole power to vote 7,507,038 shares and sole dispositive power over 8,652,000 shares.

2022 Proxy Statement    41

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information on our executive compensation program and aligns with the amounts shown in the executive compensation tables that follow. This CD&A covers the compensation of our NEOs, who are the five executive officers named below, all of whom serve as executive officers of the Company as of the date of this Proxy Statement, except for Mr. Lee, who served as our Chairman and Chief Executive Officer for all of fiscal 2022. Mr. Lee retired from his Chairman and Chief Executive Officer role effective May 29, 2022 and transitioned into a non-executive officer role, Executive Chairman, effective May 30, 2022. Mr. Lee is expected to retire from employment at the Company on the date of the Company’s 2022 Annual Meeting of Shareholders and continue to serve as the Chairman of the Board in a non-employee capacity.

Name	Position with Company at Fiscal 2022 Year-End	New Position Effective May 30, 2022

Eugene I. Lee, Jr.	Chairman and Chief Executive Officer	Executive Chairman

Ricardo Cardenas	President and Chief Operating Officer	President and Chief Executive Officer

Rajesh Vennam	Senior Vice President, Chief Financial Officer and Treasurer

Todd A. Burrowes	President, LongHorn Steakhouse

M. John Martin	President, Specialty Restaurant Group

Introduction

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified leaders who are motivated to serve with purpose on behalf of our Company, our team members and our stakeholders. During fiscal 2022, Darden’s management demonstrated excellence in execution as we proved the strength of our competitive advantages and emerged from the impacts of the COVID-19 pandemic.

42    Darden Restaurants, Inc.

EXECUTIVE SUMMARY

During fiscal 2022, our business was able to return to operations largely free from the COVID-19 pandemic restrictions that materially affected our business during fiscal 2020 and fiscal 2021. We opened new restaurants, grew sales across the brand portfolio and continued to benefit from our robust strategic planning and other strategic advantages. Our strong financial performance reflected the dedication and experience of our restaurant teams and the tenacious leadership of our executive team. Our fiscal 2022 pay outcomes reward that excellent performance. With a return to pre-pandemic operations, we also returned to our pre-pandemic compensation plan design.

Fiscal 2022 Compensation and Performance Highlights Included

People Highlights:

•  Demonstrated the strength of our executive bench and succession planning through execution of a smooth succession plan, as our Chairman and CEO, Gene Lee, transitioned to the Executive Chairman role effective May 30, 2022 and our President and Chief Operating Officer assumed the President and CEO role on that date.

•  In January 2022, we increased the minimum hourly earnings for restaurant team members to $12, inclusive of income earned through gratuities.

•  We regularly invest in comprehensive benefits that allow our team members to be at their best. In fiscal 2022, we strengthened our free Employee Assistance Program to better support our team members and their families with mental health counseling, financial advice, legal consultations and professional referrals from licensed experts.

Compensation Plan Design Highlights for Fiscal 2022:

•  Granted select increases for fiscal 2022 to base salary, target annual incentive opportunities, and/or long-term incentive grant values to restore pay competitiveness following no increases other than for promotions since fiscal 2020.

•  Restored the annual incentive plan design substantially similar to the pre-pandemic plan design, with a single performance period and separate metrics for Darden (30% same restaurant sales (SRS), 70% EPS) and specific Brands (30% SRS, 70% Operating Profit).

•  Made no changes to the long-term incentive award mix (25% RSUs, 25% Options, and 50% PSUs), but made changes to the PSU design, primarily to change the peer comparison group for Total Shareholder Return to the S&P 500 to better reflect our Company’s broad competition for talent and to make adjustments to the performance and payout scales.

Financial highlights for fiscal 2022:

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Process for Determining Executive Compensation

The Compensation Committee is responsible for approving the Company’s executive compensation structure and resulting pay outcomes for our named executive officers. It is the intent of the Compensation Committee that pay outcomes for the named executive officers clearly demonstrate our commitment to linking pay outcomes to business results with a focus on shareholder value creation, while also considering continued retention of our senior executives and engagement of our leadership team during challenging times for our industry as a result of the COVID-19 pandemic. The Compensation Committee is responsible for (a) the design of executive compensation structure and programs and (b) approving rigorous goals, evaluating results and determining payouts with respect to the Company’s annual and long-term incentives. The Compensation Committee considers multiple sources of data and information when determining the structure, programs and resulting pay outcomes, including shareholder feedback solicited by management during shareholder engagement meetings.

Executive Pay Governance

The Compensation Committee continues its commitment to sound overall governance of executive compensation by adhering to the following practices:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple performance measures and capped payouts to mitigate risk	• No dividends paid on unvested long-term incentives
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No hedging, pledging or short sales of Company securities by officers or directors
• Clawback policy to allow us to recover incentive compensation in the event of a financial restatement due to fraud	• No excessive perks
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirements until requirements are met	• No automatic single-trigger change in control payments
• Minimum three-year vesting period on annual equity awards	• No employment agreements
• Regular shareholder engagement process

Independent Consultant

Pearl Meyer and Partners (Pearl Meyer) has served as the independent consultant to the Compensation Committee since fiscal 2015. In selecting Pearl Meyer, the Compensation Committee considered the independence factors prescribed by the SEC and the NYSE and concluded that Pearl Meyer was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings. The Compensation Committee conducts an annual performance evaluation of the independent consultant.

44    Darden Restaurants, Inc.

Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs. After a thorough review of the peer group and the retail, restaurant and hospitality industries, in December 2021, Pearl Meyer recommended, and the Compensation Committee decided, to maintain the same executive compensation peer group for fiscal 2022 as for fiscal 2021:

FY 2022 Peer Group

Aramark Corporation	The Gap, Inc.

AutoZone, Inc.	Hilton Worldwide Holdings, Inc.

Bath & Body Works, Inc.	Nordstrom, Inc.

Bloomin’ Brands, Inc.	O’Reilly Automotive, Inc.

Brinker International, Inc.	Restaurant Brands International, Inc.

Chipotle Mexican Grille, Inc.	Ross Stores, Inc.

Dick’s Sporting Goods, Inc.	Royal Caribbean Cruises, Ltd.

Domino’s Pizza, Inc.	Tractor Supply Company

Foot Locker Retail, Inc.	Yum! Brands, Inc.

This peer group consists of 18 companies in the restaurant, retail and hospitality industries with financial characteristics within a tight range of the Company’s own characteristics. Our peer group reflected a median market capitalization of $18.1 billion and corporate revenue of $8.6 billion, each as of October 2021.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and hospitality industries.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy remains unchanged and is focused on attracting, motivating and rewarding highly-qualified executives for achieving business results and demonstrating leadership behaviors that drive our results-oriented people culture. We are committed to a pay for performance philosophy that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•

Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return (TSR).

•

Majority of Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

2022 Proxy Statement    45

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with 86 percent of Mr. Lee’s and 75 percent of the other named executive officers’ target total direct compensation tied to performance:

Fiscal 2022 CEO and Other NEO Total Direct Compensation Mix at Target(1)

(1)	Mr. Lee, our current Executive Chairman, served as our Chairman and CEO for all of fiscal 2022. Percentages are calculated based on salary and incentive targets in place at fiscal 2022 year end.
(2)	Reflects the average of the NEOs as of the end of fiscal 2022, other than Mr. Lee.

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites as well as health and retirement plans available to our U.S. salaried employees.

Base Salary	Paid in cash	Helps to attract and retain highly qualified executives to carry out our strategic objectives.

Annual Incentives	Paid in cash	• Drives Company performance. • Target bonus opportunity set as a percentage of base salary. • Actual payout based on financial performance against pre-established objectives.

Long-Term Incentives	Awarded 25% in Options, 25% in RSUs, 50% in PSUs	• Drives Company performance, aligns interests of executives with those of shareholders. • Retains executives through long-term vesting. • Provides potential wealth accumulation.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies and general industry pay for similar positions), we consider individual work experience, leadership, knowledge, and internal parity

46    Darden Restaurants, Inc.

among those performing similar jobs when setting salary levels. Annual salary increases are primarily driven by individual performance and contributions while also considering the relative position of the individual’s salary to market data and are reviewed at the June Compensation Committee meeting with any approved increases generally effective in August.

Named Executive Officer	Base Salary at fiscal 2022 year-end
Eugene I. Lee, Jr.	$1,300,000
Ricardo Cardenas	$ 800,000
Rajesh Vennam	$ 625,000
Todd A. Burrowes	$ 700,000
M. John Martin	$ 700,000

Annual Incentive Plan

As discussed above, we provided annual cash incentive opportunities to our NEOs for fiscal year 2022 pursuant to the Darden Restaurants, Inc. Annual Incentive Plan adopted effective June 1, 2020. In June 2021, the Compensation Committee set targets and metrics for fiscal 2022. Under the annual incentive plan design, “Target Bonus Opportunity” is determined by multiplying Base Salary Earnings by the Target AIP%. The annual incentive amounts awarded for fiscal 2022 to our NEOs were based on the Target Bonus Opportunity multiplied by the Company or business unit performance rating, per the following formula approved by the Compensation Committee:

Base Salary Earnings	x	Target AIP%	x	Company Performance Rating

Rigorous Goal Setting

The Company maintains a rigorous annual business planning and long-term strategic planning process that we consider one of our key competitive advantages. The core financial objective of these plans is to achieve long-term total shareholder returns for our shareholders of 10 to 15 percent, as reflected in our long-term value creation framework. The Company’s management creates the annual business plan in consultation with the Board and reports on progress with respect to the plan throughout the year. The annual business plan includes specific measurable goals for all key measures that the Company and the Board believes are necessary in order to achieve that long-term objective and the Compensation Committee sets performance measures under the annual incentive plan based upon the goals set out in these business plans.

Earnings per share growth is one of the main components of total shareholder return, the ultimate objective of our long-term value creation framework. Same-restaurant sales growth is a year-over-year comparison of each period’s sales volumes for restaurants open at least 16 months. Same-restaurant sales growth is a key one year indicator of performance in our industry (and does not take into account the sales from new restaurants opened or acquired during the fiscal year). The Company’s long-term value creation framework includes an annual target, over time, for Darden same-restaurant sales growth of 1 to 3 percent. The Darden same-restaurant sales growth target for fiscal 2022 reflects the impacts of the COVID-19 pandemic on sales during fiscal 2021. Our second and more heavily weighted annual performance measures are Diluted Net Earnings Per Share (EPS) or Business Unit Operating Income. Earnings per share growth is one of the main components of total shareholder return, the ultimate objective of our long-term value creation framework.

The Company performance rating for Messrs. Cardenas, Lee and Vennam for fiscal 2022 is the Darden Company Performance Rating.

2022 Proxy Statement    47

For our NEOs who lead restaurant brands or segments, Mr. Burrowes and Mr. Martin, Company Performance Rating is determined as 20% multiplied by the Darden Company Performance Rating plus 80% multiplied by the applicable Business Unit Performance Rating. Mr. Burrowes is rewarded according to the LongHorn Performance Rating and Mr. Martin is rewarded according to the Specialty Restaurant Group Performance rating.

Darden Company Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight
Darden Diluted Net EPS, fiscal 2022	$5.83	$7.00	$8.17	70%
Darden same-restaurant sales growth	18.5%	24.7%	30.8%	30%

LongHorn Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight
LongHorn Operating Income, fiscal 2022	$214.1	$258.4	$302.7	70%
LongHorn same-restaurant sales growth	6.8%	13.7%	20.7%	30%

Specialty Restaurant Group (SRG) Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight
SRG Operating Income, fiscal 2022	$134.1	$161.9	$189.6	70%
SRG same-restaurant sales growth	34.9%	41.3%	47.8%	30%

The Compensation Committee (and the Board, with respect to Mr. Lee) established threshold, target and maximum performance goals for each annual performance metric which would result in total potential payouts ranging from 0 to 200 percent of each participant’s target bonus opportunity. Due to the uncertainty inherent in forecasting results for fiscal 2022 as the economy continued to be impacted by the COVID-19 pandemic and other macroeconomic factors, the payout curves for the annual incentives were designed to include a flat area, or “strike zone,” providing for a target payout for results that “straddle” the EPS or operating income targets by a set percentage.

Performance and Pay Results

The Compensation Committee (and the Board with respect to Messrs. Cardenas and Lee) evaluated the Company’s financial performance and certified the following performance results and the Company Ratings as follows:

Darden Company Performance Rating	Target	Results	Weight	Company Performance Rating (% of Target)
Darden Diluted Net EPS fiscal 2022	$7.00	$7.40	70%	128%
Darden same-restaurant sales growth	24.7%	30.9%	30%	200%
TOTAL Company performance rating				150%

LongHorn Performance rating	Target	Results	Weight	LongHorn Performance Rating (% of Target)
LongHorn Operating Income, fiscal 2022	$258.4	$268.4	70%	115%
LongHorn same-restaurant sales growth	13.7%	28.1%	30%	200%
TOTAL LongHorn performance rating				141%

48    Darden Restaurants, Inc.

SRG Performance Rating	Target	Results	Weight	SRG Performance Rating (% of Target)
SRG Operating Income, fiscal 2022	$161.9	$193.6	70%	200%
SRG same-restaurant sales growth	41.3%	59.1%	30%	200%
TOTAL SRG performance rating				200%

The final individual annual incentive awards for the NEOs employed by the Company as of the end of fiscal 2022 as determined by the Compensation Committee (and the Board with respect to Messrs. Cardenas and Lee) are set forth below.

Named Executive Officer	Target % of Salary	Business Weighting	Total Payout (% of Target)	Actual Award(1)
Eugene I. Lee, Jr.	200%	Darden 100%	150%	$3,744,231
Ricardo Cardenas	100%	Darden 100%	150%	$1,193,510
Rajesh Vennam	85%	Darden 100%	150%	$769,291
Todd A. Burrowes	85%	LongHorn 80% / Darden 20%	141% / 150%	$837,055
M. John Martin	85%	SRG 80% / Darden 20%	200% / 150%	$1,116,524

(1)	Actual awards are based on actual salary paid during fiscal 2022

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The long-term awards made in July 2021 for the fiscal 2022 grants were made under the 2015 Plan.

For fiscal 2022, we made only minimal changes to our long-term incentive plan compared to fiscal 2021. Continued emphasis was placed on the pay and performance linkage by granting one half of the total long-term incentive grant value in performance stock units (PSUs) tied to relative TSR, with the new reference index set as the S&P 500 Index. The maximum payout opportunity percentage was increased from 150% percent under the prior plan design to 200% beginning with the fiscal 2022 grants. The other half of the grant value was equally split between stock options and restricted stock units.

Performance Stock Units — Relative TSR (1/2 of the grant value):

•	Share denominated units;

•	Vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date;

•	0 – 200 percent payout opportunity based upon relative TSR as compared to the companies in the S&P 500 Index at the time of the grant; and

•	Settled in stock, with dividends paid in cash at time of settlement.

Stock Options (1/4 of the grant value):

•	Granted with an exercise price equal to the closing stock price on the grant date;

•	Vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date; and

•	Maximum term of 10 years.

2022 Proxy Statement    49

Restricted Stock Units (1/4 of the grant value):

•	Share denominated units;

•	Vest 100 percent on the third anniversary of the grant date; and

•	Settled in stock, with dividends paid in cash at the time of settlement.

Fiscal 2022 Annual Long-Term Incentive Grants

The Compensation Committee (and the Board with respect to Mr. Lee) approved grants to the following NEOs, effective July 29, 2021 in accordance with the plan design, as detailed below:

Named Executive Officer	Target Grant Value	Number of Options(1)	Number of Restricted Stock Units(2)	Target Number of PSUs(2)
Eugene I. Lee, Jr	$5,500,000	33,326	9,365	18,729
Ricardo Cardenas	$2,200,000	13,330	3,746	7,492
Rajesh Vennam	$1,200,000	7,271	2,043	4,086
Todd A. Burrowes	$1,200,000	7,271	2,043	4,086
M. John Martin	$1,200,000	7,271	2,043	4,086

(1)

Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.

(2)	Number of Restricted Stock Units and PSUs based on the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.

Performance Results and Payouts from Prior Long-Term Incentive Plan Grants

Fiscal 2022 was the final year of the three-year period for PSUs that were granted at the beginning of fiscal 2020 for the performance period covering fiscal 2020-2022 (the 2020 grants). For the 2020 grants, made under our 2015 Plan, the PSUs are settled in stock, and the number of shares earned are based upon the results of a three-year performance period. The earned PSUs vest in two tranches: 50 percent of the earned PSUs vested on July 24, 2022 and the remaining earned PSUs will vest on July 24, 2023. Payout of the PSUs is based on three-year relative total shareholder return (TSR) versus the S&P Consumer Discretionary Index, as established in June 2020.

The Compensation Committee certified that the Company’s three-year TSR performance ranked at the 36th percentile of the peer group’s performance. The Compensation Committee determined that no adjustments should be made to the resulting payout. See footnote 3 to the “Outstanding Equity Awards at Fiscal Year-End” table for the number of earned PSUs for each NEO.

Measure and Targets

Darden Relative TSR Percentile Rank(1)	Earned Percentage
>75th	150%
75th	150%
50th	100%
33rd	50%
<33rd	0%

Results	Target Percentile	Percentile Result	Earned Percentage(1)
FY 2020-22	50th	36th	57%

(1)	Straight line interpolation between 33rd and 75th percentiles, capped at 150% of target based on targets under the 2020 grants

50    Darden Restaurants, Inc.

CEO Special Award Performance Results and Vesting

On June 22, 2017, the Board approved a special additional equity grant to Mr. Lee under the Company’s 2015 Plan. Effective June 29, 2017, Mr. Lee received a grant of 81,735 PSUs (Special PSUs) with an aggregate grant date value of $7,500,000. The first installment of this award, 26.7% for 21,823 shares vested on May 31, 2020, the second installment, 33.3% for 27,218 shares vested on May 30, 2021 and the remaining 40% for 32,694 shares vested on May 29, 2022. The Special PSUs pay out based upon achieving certain three-year, four-year and five-year adjusted EBITDA targets. The results and payout at 100% of target for the third installment of the award were certified by the Compensation Committee on June 22, 2022 as set forth in the following table (dollars in millions).

2022 Adjusted EBITDA	2021 Adjusted EBITDA	2020 Adjusted EBITDA	2019 Adjusted EBITDA	2018 Adjusted EBITDA	Five-Year Adjusted EBITDA	Five-Year Adjusted EBITDA Target	Earned Shares May 29, 2022
$1,530.6	$1,038.7	$793.9	$1,183.8	$1,099.3	$5,646.3	exceeds $1,000.0	32,694

Adjusted EBITDA means, with respect to a fiscal year, the Company’s consolidated earnings before interest, taxes, depreciation, and/or amortization, excluding the effects of non-core, non-operating, or non-recurring items, acquisitions and divestitures and changes in accounting principles, in each case as disclosed in the Company’s financial statements. A reconciliation of adjusted EBITDA to earnings (loss) from continuing operations for each of the applicable fiscal years is set forth in the following table.

	Fiscal Year

(in millions)	2022	2021	2020	2019	2018	Total
Earnings (loss) from continuing operations	$ 954.7	$ 632.4	$ (49.2)	$ 718.6	$ 603.8	$2,860.3
Interest, net	68.7	63.5	57.3	50.2	161.1	400.8
Income tax expense (benefit)	138.8	(55.9)	(111.8)	63.7	1.9	36.7
Depreciation and amortization	368.4	350.9	355.9	336.7	313.1	1,725.0
EBITDA	$1,530.6	$ 990.9	$252.2	$1,169.2	$1,079.9	$5,022.8
Adjustments:
Goodwill impairment	—	—	169.2	—	—	169.2
Trademark impairment	—	—	145.0	—	—	145.0
Restaurant-level impairments	—	—	47.0	14.6	—	61.6
Other asset impairments	—	—	28.8	—	—	28.8
Pension settlement charge	—	—	145.5	—	—	145.5
International entity liquidation	—	—	6.2	—	—	6.2
Cheddar’s integration expenses	—	—	—	—	19.4	19.4
Corporate restructuring	—	47.8	—	—	—	47.8
Adjusted EBITDA	$1,530.6	$1,038.7	$793.9	$1,183.8	$1,099.3	$5,646.3

President, Specialty Restaurant Group Special Award

On July 25, 2018, prior to becoming an executive officer, Mr. Martin was granted a special PSU award designed to reward management for achieving milestones with respect to opening new The Capital Burger restaurant locations. Under the terms of the award agreement, Mr. Martin is eligible to earn up to 10,423 PSUs, separated into two tranches of 50% of the total possible number, earned based on achieving Capital Burger new restaurant opening targets. These PSUs are earned and vested immediately upon achievement of the performance criteria. The special PSUs are forfeited if not earned prior to July 24, 2024.

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NEO Total Compensation Changes for Fiscal 2023

In accordance with our annual review process, the Compensation Committee (and the Board with respect to the Chairman and CEO) reviews each actively employed NEO’s total direct compensation and evaluates each NEO’s individual performance, Company and business unit performance and each officer’s target compensation opportunity relative to updated market data provided by Pearl Meyer. In March 2022, the Board with respect to the Executive Chairman and the CEO, and in June 2022, the Compensation Committee with respect to the other NEO’s, approved the base salary, annual incentive target bonus opportunity amount and long-term incentive program Target Grant Amount of each of our NEOs effective for fiscal 2023, which included increases to certain amounts to better align the total compensation of each of our NEOs with comparable positions within our peer group, reward individual performance, or to reflect tenure in position, retention priority for key positions and/or changes in responsibilities. Changes to Base Salary with respect to Mr. Lee and Mr. Cardenas were effective with the assumption of their new roles on May 30, 3022. The changes to base salary for the other NEOs were effective August 1, 2022.

Named Executive Officer	Base Salary for fiscal 2023	Target Annual Incentive Percentage for fiscal 2023	Target Value of Long-term Incentive for fiscal 2023
Eugene I. Lee, Jr. (1)	$650,000	N/A	N/A
Ricardo Cardenas	$1,000,000	150%	$5,000,000
Rajesh Vennam	$ 700,000	85%	$1,700,000
Todd A. Burrowes	$ 735,000	85%	$1,400,000
M. John Martin	$ 735,000	85%	$1,400,000

(1)

Mr. Lee retired as Chief Executive Officer effective May 29, 2022 and was appointed by the Board to serve as Executive Chairman effective May 30, 2022. Effective May 30, 2022, Mr. Cardenas assumed the role of President and Chief Executive Officer. Each of Messrs. Lee’s and Cardenas’ base salaries for fiscal year 2023 reflect the change in his position. On the date of the Company’s 2022 Annual Meeting of Shareholders, Mr. Lee is expected to retire from employment at the Company and continue to serve as Chairman of the Board in a non-executive capacity.

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2022, these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance, unsubsidized group liability insurance and an executive physical program.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to actively participate in Darden’s qualified savings plan (the Darden Savings Plan). Instead, we award amounts under our FlexComp Plan for our NEOs in place of participation under the Darden Savings Plan. The FlexComp Plan also allows participants (approximately 1,100) to defer receipt of portions of their base salaries and annual incentive compensation. See the discussion under the heading “Non-Qualified Deferred Compensation” for further details regarding the terms of participation under the FlexComp Plan.

52    Darden Restaurants, Inc.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, the CEO must hold 100 percent and any other officer must hold 50 percent of any net after tax shares issued to them until they achieve the required stock ownership level. The required ownership values for our actively employed NEOs vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary
Eugene I. Lee, Jr.	6x
Ricardo Cardenas (1)	6x
Rajesh Vennam	4x
Todd A. Burrowes	4x
M. John Martin	4x

(1)	Mr. Cardenas’ required ownership percentage was increased from four times his base salary to six times his base salary effective upon his election to President and CEO, effective May 30, 2022.

The Compensation Committee monitors compliance with the ownership guidelines. Each of the NEOs remained in compliance with the ownership guidelines as of May 29, 2022.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. The Company may also grant equity awards for special purposes such as retention, recognition or promotion and such special awards are made effective on any date determined by the Compensation Committee, the Board or authorized individual approving the award. The grant date for equity awards is never a date prior to approval. The exercise price of stock options may not be less than the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted a clawback policy which provides that an executive officer is required to repay performance-based awards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based awards include annual incentive awards and PSU awards under our 2015 Plan.

Employment Agreements

We do not have employment agreements in place with any of our named executive officers.

Change in Control Agreements

All of our NEOs are parties to Change in Control Agreements that reflect current market practices and governance best practices. The Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company. Please see the discussion under the heading “Potential Payments Upon Termination or Change in Control” for further discussion of the Change in Control Agreements.

2022 Proxy Statement    53

Tax Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Compensation Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. The Tax Act repealed the performance-based exemption from Section 162(m)’s deduction limit for taxable years beginning after December 31, 2017, subject to certain transition rules that “grandfathered” certain awards and arrangements that were in effect prior to November 2, 2017, and expanded the population of executives to which the deduction limit applies. The Compensation Committee generally sought to preserve tax deductions for executive compensation where available. Nonetheless, the Compensation Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of the Company and our shareholders and reserves the right to do so in the future. We anticipate that a significant portion of our incentive awards for fiscal 2022 will not be deductible when paid due to the repeal of the performance-based compensation exemption. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs initially granted before fiscal 2022 will ultimately be deductible by the Company.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2021 Annual Meeting of Shareholders, approximately 94.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal 2022. For fiscal 2022, we reversed changes made during the COVID-19 pandemic and returned to the Company’s pre-pandemic incentive plan design for fiscal 2022 as discussed above, including under “Summary of Compensation Actions for Fiscal 2022.” The changes were not the result of shareholder engagement or the 2021 vote results. The Compensation Committee and Board are committed to serving Darden’s shareholders, and plan to continue regular dialogue with shareholders as we move forward.

Compensation Committee Report

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022.

Respectfully submitted,

The Compensation Committee

James P. Fogarty, Committee Chair

Cynthia T. Jamison

Nana Mensah

Charles M. Sonsteby

Timothy J. Wilmott

54    Darden Restaurants, Inc.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Fogarty as the Chair and Ms. Jamison and Messrs. Mensah, Sonsteby and Wilmott as members. During fiscal 2022, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

Assessment of Risk of Compensation Programs

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•

The Company has allocated compensation among base salary and short-term and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•

The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) performance-based awards including stock options and PSUs (which vest based on total shareholder return relative to the S&P 500);

•

Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•	Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same-restaurant sales growth and earnings per share growth;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk-taking.

2022 Proxy Statement    55

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 29, 2022, May 30, 2021, and May 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Eugene I. Lee, Jr. Executive Chairman of the Board and our previous Chairman and Chief Executive Officer	2022	1,248,077	—	4,615,649	1,367,033	3,744,231	—	916,852	11,891,841
	2021	1,000,000	—	4,135,158	1,361,689	2,840,000	—	791,339	10,128,186
	2020	829,760	1,916,154	3,914,767	1,268,902	—	—	759,124	8,688,707

Rajesh Vennam Senior Vice President, Chief Financial Officer and Treasurer	2022	603,365	—	1,006,954	298,256	769,291	—	187,650	2,865,517
	2021	405,385	11,077	248,134	81,705	362,138	—	95,852	1,204,291

Ricardo Cardenas President and Chief Executive Officer, and our previous President and Chief Operating Officer	2022	795,673	—	1,846,328	546,797	1,193,510	—	326,974	4,709,282
	2021	745,192	—	1,240,596	408,505	1,058,173	—	304,487	3,756,954
	2020	685,817	690,538	1,174,393	380,675	—	—	272,942	3,204,365

Todd A. Burrowes President, LongHorn Steakhouse	2022	689,615	—	1,006,954	298,256	837,055	—	270,818	3,102,699
	2021	640,000	—	826,982	272,330	772,480	—	181,977	2,693,769
	2020	604,038	723,863	782,929	253,776	—	—	355,021	2,719,627
M. John Martin President, Specialty Restaurant Group	2022	691,346	—	1,006,954	298,256	1,116,524	—	278,226	3,391,306
	2021	645,673	—	1,062,680	245,095	771,647	—	162,238	2,887,332

(1)	Amounts reflect the actual base salary earned by the NEO in fiscal 2022, fiscal 2021 and fiscal 2020, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(2)

The Company made annual incentive payments for fiscal 2022 and 2021 based upon achieving performance measures that were established under the Company’s Annual Incentive Plan. Those annual incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table. For fiscal 2021, prior to becoming an Executive Officer on January 4, 2021, Mr. Vennam received a cash award equal to the impact that temporary fiscal 2020 salary reductions had on his base salary. For all Named Executive Officers, in fiscal 2020, any amounts reflect the actual cash incentive awarded to the NEOs. The Compensation Committee approved modifications to the performance goals for fiscal 2020 annual incentives in response to the impacts of the COVID-19 pandemic on the Company as discussed further in the Compensation Discussion and Analysis section of the Company’s 2020 Proxy Statement.

(3)

Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2022, fiscal 2021 and fiscal 2020. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2022 Annual Report on Form 10-K. The PSU awards granted to all NEOs in fiscal 2022 vest based on relative TSR. After a three-year performance period, the PSUs granted in fiscal 2022 are eligible to vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 200 percent of the targeted incentive. The grant value of PSUs is shown at target payout. For fiscal 2022, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (200 percent) payout: Mr. Lee — $6,455,512; Mr. Vennam — $1,408,362; Mr. Cardenas — $2,582,343; Mr. Burrowes — $1,408,362; Mr. Martin — $1,408,362. For fiscal 2021, the following amounts represent the grant date fair value of PSU

56    Darden Restaurants, Inc.

awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $4,212,894; Mr. Vennam — $252,759; Mr. Cardenas — $1,263,918; Mr. Burrowes — $842,529; Mr. Martin — $758,275. For fiscal 2020, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $3,916,489; Mr. Cardenas — $1,174,928; Mr. Burrowes — $783,223. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2022 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	Amounts reflect the actual cash incentive award earned by the NEO for fiscal 2022 and fiscal 2021, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(5)

Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive notional rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(6)	All Other Compensation for fiscal 2022 consists of the following amounts:

	Perks and Other Personal Benefits ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Insurance Premiums ($)(c)	Dividends or Earnings on Stock or Option Awards ($)(d)	Totals ($)

Eugene I. Lee, Jr.	20,505	539,169	14,129	343,049	916,852

Rajesh Vennam	20,426	148,247	5,255	13,722	187,650

Ricardo Cardenas	17,707	214,832	6,647	87,788	326,974

Todd A. Burrowes	28,332	164,880	11,801	65,805	270,818

M. John Martin	18,938	195,250	14,132	49,906	278,226

(a)

Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, an executive physical program, a reimbursement for financial counseling services, a discount on the purchase of Company gift cards, and a discount on the price to purchase a company car. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO.

(b)

Amounts in this column represent Company contributions made in August 2022 for fiscal 2022 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with executives’ elections pursuant to the terms of the FlexComp Plan. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)

Our NEOs do not receive dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock or units that actually vest. This amount reflects the value of the dividends paid in stock with respect to the PSUs that vested on July 25, 2021 and July 26, 2021 with respect to all of the NEOs, special CEO PSUs that were delivered on August 3, 2021 with respect to Mr. Lee and RSUs that vested July 29, 2021 for Mr. Martin.

2022 Proxy Statement    57

Grants of Plan-Based Awards for Fiscal 2022

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2022 under the 2015 Plan and the Annual Incentive Plan to each of the NEOs

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Eugene I. Lee, Jr.	—		—	2,496,154	4,992,308
	7/28/2021	6/23/2021								33,326	148.20	1,367,033
	7/28/2021	6/23/2021							9,365			1,387,893
	7/28/2021	6/23/2021				—	18,729	37,458				3,227,756

Rajesh Vennam	—		—	512,861	1,025,721
	7/28/2021	6/22/2021								7,271	148.20	298,256
	7/28/2021	6/22/2021							2,043			302,773
	7/28/2021	6/22/2021				—	4,086	8,172				704,181

Ricardo Cardenas	—		—	795,673	1,591,346
	7/28/2021	6/22/2021								13,330	148.20	546,797
	7/28/2021	6/22/2021							3,746			555,157
	7/28/2021	6/22/2021				—	7,492	14,984				1,291,171

Todd A. Burrowes	—		—	586,173	1,172,346
	7/28/2021	6/22/2021								7,271	148.20	298,256
	7/28/2021	6/22/2021							2,043			302,773
	7/28/2021	6/22/2021				—	4,086	8,172				704,181

M John Martin	—		—	587,644	1,175,288
	7/28/2021	6/22/2021								7,271	148.20	298,256
	7/28/2021	6/22/2021							2,043			302,773
	7/28/2021	6/22/2021				—	4,086	8,172				704,181

(1)

The column sets forth the date on which the Compensation Committee took action to grant the reported awards. The grants made to Mr. Lee were recommended by the Compensation Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Compensation Committee.

(2)

The amounts in these columns represent the potential annual cash incentive that may be earned under the Annual Incentive Plan by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2022 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)

The NEOs received grants of PSUs under the 2015 Plan. The PSU awards granted to the NEOs are earned based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2022 are eligible to vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 200 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2022 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	The NEOs received grants of restricted stock units under the 2015 Plan. These restricted stock units vest 100 percent on the third anniversary of the grant date.

(5)	The NEOs received grants of non-qualified stock options under the 2015 Plan. These non-qualified stock options vest 50 percent on each of the third and fourth anniversaries of the grant date.

(6)

All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2015 Plan has been determined by the Compensation Committee to be the closing price

58    Darden Restaurants, Inc.

of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(7)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2021 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 29, 2022 for each of the NEOs.

	Option Awards(1)					Stock Awards

						Restricted Stock		PSU Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.	7/25/2018	39,458	39,458	107.05	7/25/2028
	7/24/2019	—	63,636	124.24	7/24/2029
	7/29/2020	—	67,847	78.84	7/29/2030
	7/28/2021	—	33,326	148.20	7/28/2031	36,685	4,623,777	87,179	10,988,008
Rajesh Vennam	7/27/2016	2,245	—	59.68	7/27/2026
	7/26/2017	3,069	—	85.83	7/26/2027
	7/25/2018	1,578	1,579	107.05	7/25/2028
	7/24/2019	—	3,182	124.24	7/24/2029
	7/29/2020	—	4,071	78.84	7/29/2030
	7/28/2021	—	7,271	148.20	7/28/2031	3,578	450,971	7,706	971,297
Ricardo Cardenas	7/29/2015	12,735	—	65.02	7/29/2025
	7/27/2016	46,444	—	59.68	7/27/2026
	7/26/2017	19,181	—	85.83	7/26/2027
	7/25/2018	10,259	10,259	107.05	7/25/2028
	7/24/2019	—	19,091	124.24	7/24/2029
	7/29/2020	—	20,354	78.84	7/29/2030
	7/28/2021	—	13,330	148.20	7/28/2031	11,942	1,505,170	27,475	3,462,984
Todd A. Burrowes	7/26/2017	13,811	—	85.83	7/26/2027
	7/25/2018	7,891	7,892	107.05	7/25/2028
	7/24/2019	—	12,727	124.24	7/24/2029
	7/29/2020	—	13,569	78.84	7/29/2030
	7/28/2021	—	7,271	148.20	7/28/2031	7,507	946,182	17,775	2,240,406
M. John Martin	7/27/2016	9,933	—	59.68	7/27/2026
	7/26/2017	7,673	—	85.83	7/26/2027
	7/25/2018	4,735	4,735	107.05	7/25/2028
	7/24/2019	—	10,182	124.24	7/24/2029
	7/29/2020	—	12,212	78.84	7/29/2030
	7/28/2021	—	7,271	148.20	7/28/2031	9,457	1,191,960	25,582	3,224,335

(1)

All option awards are non-qualified stock options that expire ten years from the date of grant. The vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date.

2022 Proxy Statement    59

(2)

The units reflected in this column represent awards of RSUs granted to the NEOs which fully vest on the third anniversary of the grant dates of each such award. With respect to Mr. Martin, this column includes additional awards of RSUs granted during fiscal 2021 which vest 33 percent on the first and second anniversaries of the grant date and the remaining on the third anniversary of the grant date. Mr. Martin’s RSUs vesting on dates other than the third anniversary of the grant date consist of 1,332 RSU that will vest on July 29, 2022. The market value of outstanding stock awards is based on a per share (or unit) value of $126.04, the closing market price of our common shares on the NYSE on May 27, 2022, the last trading day before the end of our fiscal year on May 29, 2022.

(3)

All units reflected in this column represent PSU awards granted during fiscal 2019, 2020, 2021 and 2022. With respect to Mr. Lee, this column also includes the special CEO PSU award granted to Mr. Lee in fiscal 2018, 21,823 units of which vested on May 31, 2020 and were delivered on July 31, 2020, 27,218 units of which vested on May 30, 2021 and were delivered on July 30, 2021 and 32,964 shares of which vested on May 29, 2022 and were delivered on July 29, 2022 as described in more detail in the Compensation Discussion and Analysis section above. With respect to Mr. Martin, this column also includes 10,423 special PSUs granted on July 25, 2018 with respect to Capital Burger restaurant openings. The terms of these awards are described in the Compensation Discussion and Analysis above. The terms of the remaining PSU awards are more fully described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they are granted. The Compensation Committee certified the performance results with respect to the annual PSU awards granted in fiscal 2020 on June 21, 2022. Under this certification the PSUs earned with respect to the fiscal 2020 annual awards to each of the named executive officers were as follows:

Name	Type of PSU Award	Number of PSUs on Grant Date	Earned Percentage	Number of Earned PSUs

Eugene I. Lee, Jr.	FY20-22 TSR	20,987	57%	11,963

Rajesh Vennam	FY20-22 TSR	1,049	57%	598

Ricardo Cardenas	FY20-22 TSR	6,296	57%	3,588

Todd A. Burrowes	FY20-22 TSR	4,197	57%	2,392

M. John Martin	FY20-22 TSR	3,358	57%	1,914

Option Exercises and Stock Vested for Fiscal 2022

The following table summarizes the number of option awards exercised and restricted stock units and performance stock units that vested during fiscal 2022 for each of the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Eugene I. Lee, Jr.	160,577	12,328,007	71,530	10,504,072

Rajesh Vennam	—	—	1,694	244,821

Ricardo Cardenas	42,608	4,289,401	10,864	1,570,051

Todd A. Burrowes	45,145	3,954,916	8,176	1,181,557

M. John Martin	6,160	559,636	7,183	1,042,926

(1)

The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)

The Number of Shares Acquired for each executive represents the number of PSUs (TSR), PSUs (EBITDA) and RSUs that vested for each executive on July 25, 2021 and July 26, 2021, for Mr. Lee on August 3, 2021 and for Mr. Martin on July 29, 2021. The terms of these awards are described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they were granted.

(3)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

60    Darden Restaurants, Inc.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers, other members of management and certain highly compensated employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with notional rates of return based on the performance of several investment alternatives (which mirror the returns on the investment alternatives available under the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan that are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. For all NEOs, the annual contribution is 4 percent of the executive’s eligible annual earnings. In addition, a second Company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are automatically deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Both participant deferrals and Company contributions under the FlexComp Plan are credited with notional rates of return based on several investment alternatives, which mirror the returns on the investment alternatives under the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their notional rates of return for the twelve months ended May 30, 2022, the reportable fund performance period that most closely matched our fiscal year, as reported by the recordkeeper of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment unless the participant elected an earlier in-service distribution date at the time of the deferral. Participants may elect to be paid in the form of a single sum cash payment, or 5-year or 10-year annual installment payments. The form of payment depends upon the participant’s deferral election and the participant’s retirement eligibility at separation from employment or the balance in their account by deferral election.

Name of Fund	Rate of Return

Columbia Trust Stable Government 1-0	0.68%

BlackRock Advantage Small Cap Core K Fund	(16.84)%

Darden Company Stock Fund	(9.78)%

John Hancock Bond R6 Fund	(8.50)%

TS&W International Large Cap Equity CL	(8.86)%

Vanguard Extended Market Index Inst	(20.12)%

Vanguard Institutional Index Instl Plus	(0.32)%

Vanguard Target Retirement Trst II 2015 Fd	(5.96)%

Vanguard Target Retirement Trst II 2020 Fd	(6.48)%

Vanguard Target Retirement Trst II 2025 Fd	(7.12)%

Vanguard Target Retirement Trst II 2030 Fd	(7.29)%

Name of Fund	Rate of Return

Vanguard Target Retirement Trst II 2035 Fd	(7.22)%

Vanguard Target Retirement Trst II 2040 Fd	(7.19)%

Vanguard Target Retirement Trst II 2045 Fd	(7.13)%

Vanguard Target Retirement Trst II 2050 Fd	(7.18)%

Vanguard Target Retirement Trst II 2055 Fd	(7.17)%

Vanguard Target Retirement Trst II 2060 Fd	(7.16)%

Vanguard Target Retirement Trst II 2065 Fd	(7.18)%

Vanguard Target Retirement Income Trst II Fd	(5.97)%

Vanguard Total Bond Market Index I	(8.32)%

Vanguard Total Intl Stock Index Inst	(11.97)%

2022 Proxy Statement    61

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2022 and the aggregate FlexComp balance as of May 29, 2022.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of FY 2022 ($)(3)

Eugene I. Lee, Jr.	—	241,860	(473,688)	—	4,863,050

Rajesh Vennam	—	49,040	(27,167)	—	252,932

Ricardo Cardenas	—	113,584	(119,716)	—	1,643,504

Todd A. Burrowes	—	88,964	(37,026)	—	842,075

M. John Martin	—	89,269	(396,469)	26,857	3,050,377

(1)

Reflects the deferred Salary or Bonus amounts for each of the NEOs during fiscal 2022 which are reported as compensation to such NEO in the Summary Compensation Table and which are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan.

(2)

Reflects the Company’s annual contribution to the FlexComp Plan made in July 2021 during fiscal 2022 for the account of the NEOs. The Company contributions made in July 2022 during fiscal 2023 are not reported in this table.

(3)

A portion of the balance reported for Mr. Lee was contributed to the RARE Hospitality International, Inc. Deferred Compensation Plan (the RARE Deferred Compensation Plan) prior to July 1, 2008, when he began participating in the FlexComp Plan. The RARE Deferred Compensation Plan is a non-qualified deferred compensation plan. It is closed to new employee deferrals and Company contributions and is administered in conjunction with the FlexComp Plan.

Pension Benefits

No benefits have accrued under the Retirement Income Plan for Darden Restaurants, Inc. (RIP) since December 31, 2014. In April 2018, our Benefit Plans Committee approved the termination of the RIP effective as of September 30, 2018. Pursuant to an agreement entered into on November 19, 2019, the RIP’s remaining assets and liabilities were transferred to a third-party annuity provider (and, in certain cases, the Pension Benefit Guaranty Corporation). Mr. Lee is eligible for a single life annuity payable monthly at age 65 in the amount of $386.29 per month. Mr. Lee is eligible to commence benefits immediately following termination of employment. Benefits may commence at an earlier date (subject to actuarial reduction) and/or in a different form (on an actuarially equivalent basis). The Company does not maintain any other qualified defined benefit plans following the RIP’s termination.

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with Messrs. Burrowes, Cardenas, Lee, Martin and Vennam. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation;

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable;

62    Darden Restaurants, Inc.

•	The NEO’s FlexComp account balance; and

•	The NEO’s Darden Savings Plan account, if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•

The NEO will be entitled to receive prorated vesting of each outstanding RSU grant, based on the number of months of service completed out of the total number of months in the original RSU vesting period;

•	The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period; and

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Normal Retirement for Awards Granted Prior to July 29, 2020. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs; and

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period.

Payments Made Upon Normal Retirement for Awards Granted After July 28, 2020. In the event of the retirement of an NEO who has reached age 55 and also his or her age plus years of service equals or exceeds 75, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period; and

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading “Payments Made Upon Any Termination of Employment” above. In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

2022 Proxy Statement    63

•	The NEO will vest in all outstanding RSUs;

•	The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

For awards granted prior to July 29, 2020, if the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options, RSUs, and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

For awards granted on or after July 29, 2020, if the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options, RSUs, and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Alternative Normal Retirement Treatment for Mr. Lee’s Equity Awards Granted Starting in Fiscal 2020. Beginning with equity awards granted to Mr. Lee for fiscal 2020, new forms of former CEO award agreements govern the terms of those awards. The terms and conditions of the former CEO award agreements relating to the alternative treatment of outstanding awards upon retirement are as follows:

•	“Normal Retirement” is defined in the former CEO award agreements as retirement after attaining age 60, completing ten years of service and providing at least six months advance notice of termination.

64    Darden Restaurants, Inc.

•

The former CEO Option Agreement provides that upon a Normal Retirement, unvested portions of the option award do not automatically vest, but continue to vest along the original vesting schedule so long as there is compliance with post-termination restrictive covenants.

•

Similarly, the former CEO RSU Agreement provides that upon a Normal Retirement, unvested portions of the restricted stock unit award do not automatically vest, but continue to vest along the original vesting schedule so long as there is compliance with post-termination restrictive covenants.

Payments Made Upon a Change in Control. The Company has entered into CIC Agreements with Messrs. Burrowes, Cardenas, Lee, Martin and Vennam. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus for Messrs. Burrowes, Cardenas (prior to his appointment as CEO effective May 30, 2022), Martin, and Vennam and equal to two times the sum of base salary and target annual bonus in the case of Mr. Lee (and Mr. Cardenas upon his appointment as CEO effective May 30, 2022). In addition, the CIC Agreements provide for payments of an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect on the date of termination for each of Messrs. Burrowes, Cardenas (prior to his appointment as CEO effective May 30, 2022), Martin, and Vennam and 24 times the monthly charge for Mr. Lee (and Mr. Cardenas upon his appointment as CEO effective May 30, 2022), less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. The severance (including accelerated vesting of equity) associated with a change in control as estimated in the table below may be reduced to avoid the “golden parachute” 20 percent excise tax under federal law. The NEO may receive his full severance payment only if the net amount payable to NEO, after taking into account all taxes (including the 20 percent excise tax), would be least 10 percent higher than the net after-tax amount that would otherwise be payable by limiting severance to avoid the 20 percent excise tax. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

Under the CIC Agreement, “Change in Control” means:

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (x) the then-outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities);

•

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or

2022 Proxy Statement    65

through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the CIC Agreement, “Cause” means:

•

An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;

•

The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;

•	The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•

The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•

The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;

•

A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or

•	Any failure by the Company to obtain the assumption and agreement to perform by a successor.

The table below reflects the amount of compensation payable to each of the NEOs, (i) under the CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 29, 2022 and are estimates of the amounts that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2022 Annual Incentive and FlexComp Plan awards, the tables do not reflect earned amounts

66    Darden Restaurants, Inc.

identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as the Darden Savings Plan or FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	Voluntary Termination ($)		Involuntary Not For Cause Termination(1)($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control)(2) ($)	Death ($)		Disability ($)

Eugene I. Lee, Jr.

FY22 Annual Incentive(3)	3,744,231		3,744,231	3,744,231	3,744,231	3,744,231		3,744,231

FY22 FlexComp (Retirement Contribution)(4)	539,169		539,169	539,169	539,169	539,169		539,169

Cash Severance Benefit(5)	—		1,300,000	—	7,800,000	—		973,986	(6)

Accelerated Vesting of Stock-based Awards(7)	24,833,027	(8)	24,833,027	4,582,064	24,938,557	24,938,557		24,864,248

Miscellaneous Benefits(9)	130,654		146,011	130,654	162,238	1,500,000	(10)	291,283

Rajesh Vennam

FY22 Annual Incentive(3)	769,291		769,291	769,291	769,291	769,291		769,291

FY22 FlexComp (Retirement Contribution)(4)	148,247		148,247	148,247	148,247	148,247		148,247

Cash Severance Benefit(5)	—		625,000	—	1,734,375	—		3,209,346	(6)

Accelerated Vesting of Stock-based Awards(7)	—		528,549	—	1,702,224	1,702,224		1,150,845

Miscellaneous Benefits(9)	76,895		95,252	76,895	100,421	1,500,000	(10)	128,180

Ricardo Cardenas

FY22 Annual Incentive(3)	1,193,510		1,193,510	1,193,510	1,193,510	1,193,510		1,193,510

FY22 FlexComp (Retirement Contribution)(4)	214,832		214,832	214,832	214,832	214,832		214,832

Cash Severance Benefit(5)	—		800,000	—	2,400,000	—		2,077,425	(6)

Accelerated Vesting of Stock-based Awards(7)	—		3,756,625	—	6,369,155	6,369,155		4,850,129

Miscellaneous Benefits(9)	111,826		127,182	111,826	135,500	1,500,000	(10)	182,876

Todd A. Burrowes

FY22 Annual Incentive(3)	837,055		837,055	837,055	837,055	837,055		837,055

FY22 FlexComp (Retirement Contribution)(4)	164,880		164,880	164,880	164,880	164,880		164,880

Cash Severance Benefit(5)	—		700,000	—	1,942,500	—		1,068,096	(6)

Accelerated Vesting of Stock-based Awards(7)	3,999,044	(8)	4,019,123	—	4,137,198	4,137,198		4,029,225

Miscellaneous Benefits(9)	17,267		22,320	17,267	25,047	1,500,000	(10)	80,424

M. John Martin

FY22 Annual Incentive(3)	1,116,524		1,116,524	1,116,524	1,116,524	1,116,524		1,116,524

FY22 FlexComp (Retirement Contribution)(4)	195,250		195,250	195,250	195,250	195,250		195,250

Cash Severance Benefit(5)	—		700,000	—	1,942,500	—		693,795	(6)

Accelerated Vesting of Stock-based Awards(7)	3,815,283	(8)	3,815,283	—	5,345,327	5,345,327		4,369,751

Miscellaneous Benefits(9)	24,203		39,559	24,203	47,876	1,500,000	(10)	100,183

2022 Proxy Statement    67

(1)	Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.

(2)	Amounts shown are subject to reduction if payments of benefits would result in excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(3)	Reflects the executive’s actual earned annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2022 paid in August 2022, which is also included in the Summary Compensation Table.

(5)

For Mr. Lee, the Change in Control scenario reflects two times the sum of his base salary plus target bonus. For Messrs. Burrowes, Cardenas, Martin, and Vennam, the Change in Control scenario reflects one and one half times the sum of the NEOs base salary plus target bonus. For all NEOs, the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they may receive under our severance guidelines.

(6)

Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers. Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.

(7)

This value is calculated based on the closing market price of $126.04 of our common stock on the NYSE on May 27, 2022, the last trading day before the end of the fiscal year on May 29, 2022. For stock options, this value equals the difference between the closing market price of $126.04 of our common stock on the NYSE on May 27, 2022, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100 percent performance results. The amounts include accumulated cash and stock dividends on the outstanding Restricted Stock Units and Performance Stock Units, respectively.

(8)	This amount represents the value of awards that would receive continued and/or accelerated vesting when an NEO qualifies for retirement as of May 29, 2022.

(9)

Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as discount on the purchase of their company car.

(10)

The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

The Company is party to trust agreements to provide for payments under our non-qualified deferred compensation plans, including the FlexComp Plan. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 29, 2022 under the 2015 Plan, 2002 Plan, and our Employee Stock Purchase Plan.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (3)	2,484,791	$89.97	5,592,416	(4)

Equity compensation plans not approved by security holders	—	—	—

Total	2,484,791	$89.97	5,592,416

68    Darden Restaurants, Inc.

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)

Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)

Includes up to 3,975,710 shares of common stock that may be issued under awards under the 2015 Plan, and up to 1,616,706 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lee, who served as our Chairman and Chief Executive Officer for all of fiscal 2022.

For the fiscal year ending May 29, 2022, our last completed fiscal year:

•	The annual total compensation of the median compensated of all employees of the Company (other than our CEO) was $21,931.

•	The annual total compensation of Mr. Lee for fiscal 2022, as reported in the Summary Compensation Table of this Proxy Statement, was $11,891,841.

As a result, for fiscal 2022, the ratio of the annual total compensation of Mr. Lee, who served as our CEO for all of fiscal 2022, to the annual total compensation of the median compensated of all employees was 542 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

Due to the variable nature of part time restaurant team member schedules, work hours and tenures from one year to the next, we believe it is most appropriate to identify a new median employee for each fiscal year.

To identify the median compensated employee and to determine the annual total compensation of the median employee, we used the following methodology, which is substantially the same methodology we used in fiscal 2021:

•

We prepared a listing of all of the Company’s employees as of February 28, 2022, three months prior to our fiscal year end, resulting in a list of approximately 172,000 employees after certain permitted exclusions. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. We excluded approximately 950 employees located in Canada. The remaining employees were all based in the United States. We also excluded new hires who had not yet received their first paycheck.

•

We organized the resulting list by a consistently applied compensation measure (the Compensation Measure). The Compensation Measure that we used was comprised of all items of compensation, both cash and non-cash paid to our employees during the fiscal year, as represented in our corporate payroll system, excluding items such as Flex Comp awards, performance stock unit awards, restricted stock awards and certain other similar or related items that are not widely distributed to all employees. We annualized the compensation of employees who were hired during fiscal 2022. We then determined the median amount from this list and the related employee is our

2022 Proxy Statement    69

“median employee.” The median employee determined for fiscal 2022 is a part time team member at one of our restaurants.

•

After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

70    Darden Restaurants, Inc.

Audit Committee Report

The Audit Committee. Our Audit Committee consists of five directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and, among other things, is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of our internal audit function and independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2022 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair

Margaret Shân Atkins

Juliana L. Chugg

William S. Simon

Charles M. Sonsteby

2022 Proxy Statement    71

Independent Registered Public Accounting Firm Fees and Services

Fees

	Fiscal 2022	Fiscal 2021
Audit Fees	$2,108,000	$2,037,500
Audit-Related Fees	—	120,500
Tax Fees	1,015,000	950,819
All Other Fees	4,000	4,000
Total Fees	$3,127,000	$3,112,819

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual consolidated financial statements included in the Annual Report on Form 10-K, review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2022 audit fees were higher than the prior year primarily due to fiscal 2022 consent letter issuances and increased integrated audit rates.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of the Darden Savings Plan, the Darden Restaurants, Inc. Foundation and Darden Dimes, Inc. These audits are being performed by another service provider in fiscal 2022.

Tax Fees consisted of fees for tax compliance services. Fiscal 2022 tax fees were higher than the prior year primarily due to increased income and indirect tax compliance services in fiscal 2022.

All Other Fees consisted of fees other than the services reported above. The services provided in both fiscal 2022 and fiscal 2021 consisted of a subscription to an accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, PCAOB and NYSE.

In addition, all non-audit services of more than $250,000 in a fiscal quarter must be pre-approved by the full Audit Committee.

72    Darden Restaurants, Inc.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2022 and fiscal 2021, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

2022 Proxy Statement    73

Questions and Answers about

the Meeting and Voting

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 8, 2022, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on July 27, 2022 are entitled to one vote for each common share they own. On July 27, 2022, 122,579,649 shares of common stock were outstanding and eligible to vote. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 20, 2022.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

74    Darden Restaurants, Inc.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the ten director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation and FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Corporation’s 2023 fiscal year.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (street name), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting are not considered to be routine matters.

Electronic voting will be possible during the meeting for anyone who wants to vote during the meeting. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote during the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the ten director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2023.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again electronically during the meeting.

2022 Proxy Statement    75

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, EQ Shareowner Services, toll free at (877) 602-7596.

Who may participate in the Annual Meeting?

The Annual Meeting is open to all holders of our common shares.

How to participate in the Annual Meeting online:

1. Visit www.virtualshareholdermeeting.com/DRI2022; and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on September 21, 2022. The meeting will begin promptly at 10:00 a.m. Eastern Time.

How to participate in the Annual Meeting without a 16-digit control number:	Visit www.virtualshareholdermeeting.com/DRI2022 and register as a guest. You will not be able to vote your shares or ask questions.
For help with technical difficulties:	Call (800) 586-1548 (U.S.) or (303) 562-9288 (international) for assistance.
Additional questions:	Email Investor Relations at investor@darden.com or call (407) 245-5959.

76    Darden Restaurants, Inc.

Will the Company respond to shareholder questions during the Annual Meeting?

We currently anticipate taking questions from shareholders during the Annual Meeting through the virtual meeting website, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present by participating through the internet or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are participating as a shareholder and vote electronically during the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the ten director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF TEN DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 28, 2023 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2022 Annual Meeting of Shareholders ends.

2022 Proxy Statement    77

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2023 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Monday, April 10, 2023. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2023 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2023 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before Wednesday, May 24, 2023; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3 percent of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25 percent of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before Monday, April 25, 2023; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

78    Darden Restaurants, Inc.

Other Business

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the 2022 Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

Solicitation of Proxies

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (Okapi) to assist us in soliciting proxies from our shareholders for a fee of approximately $13,500 plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Householding of Materials for Annual Meeting of Shareholders

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2022 Annual Report on Form 10-K to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2022 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

2022 Proxy Statement    79

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2022 and written representations that no other reports were required, all Section  16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2022.

Availability of Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. For fiscal 2022, the Company is fulfilling this requirement by delivering the Company’s Annual Report on Form 10-K. You may obtain without charge the Company’s 2022 Annual Report on Form 10-K or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report on Form 10-K is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report on Form 10-K.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 21, 2022: The Proxy Statement and our 2022 Annual Report on Form 10-K are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

80    Darden Restaurants, Inc.

Your Vote is Important!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE

BOARD OF DIRECTORS

Matthew R. Broad

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

August 8, 2022

2022 Proxy Statement    81

Appendix A — Glossary of Terms

•

2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.

•	Annual Meeting. The 2022 Annual Meeting of Shareholders to be held on September 21, 2022.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis or Executive Compensation sections). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PCAOB. Public Company Accounting Oversight Board.

•	PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.

•	RARE. RARE Hospitality International, Inc.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. Securities and Exchange Commission.

2022 Proxy Statement    A-1

1000 DARDEN CENTER DRIVE

ORLANDO, FL 32837

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on September 20, 2022 for shares held directly and by 11:59 p.m. EDT on September 18, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DRI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on September 20, 2022 for shares held directly and by 11:59 p.m. EDT on September 18, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89926-P79307                                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARDEN RESTAURANTS, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote “FOR ALL” on proposal 1.

1.	To elect a full Board of ten directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The ten director nominees are as follows:		☐	☐	☐

Nominees:

	01) Margaret Shân Atkins	06) Eugene I. Lee, Jr.
	02) Ricardo Cardenas	07) Nana Mensah
	03) Juliana L. Chugg	08) William S. Simon
	04) James P. Fogarty	09) Charles M. Sonsteby
	05) Cynthia T. Jamison	10) Timothy J. Wilmott

The Board of Directors recommends you vote “FOR” proposals 2 and 3.			For	Against	Abstain

2.	To obtain advisory approval of the Company’s executive compensation.		☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2023.		☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Expt” and write the number(s) of the nominee(s) on the line below.

NOTE: To transact such other business, if any, as may properly come before the meeting and any adjournment.

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 21, 2022:

The accompanying Proxy Statement and our 2022 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com.

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D89927-P79307

DARDEN RESTAURANTS, INC.

Annual Meeting of Shareholders

September 21, 2022, 10:00 AM (EDT)

This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 21, 2022.

The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2022 Annual Meeting of Shareholders of Darden Restaurants, Inc. via the Internet and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE